Exhibit 10.7

CONFIDENTIAL

Execution Version

[**] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this document because it is both not material and is the type that the registrant treats as private or confidential.

ASSET PURCHASE AGREEMENT

by and among

Purchaser,

Seller,

VBI Vaccines Inc.

(as Guarantor)

and

Brii Biosciences, Inc.

(as Purchaser Guarantor)

Dated as of February 13, 2024

THIS DRAFT IS SUBJECT TO CONTINUING DUE DILIGENCE IN ALL RESPECTS. THIS DRAFT IS NOT INTENDED NOR SHALL IT BE DEEMED TO CREATE A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL AGREED, EXECUTED AND DELIVERED BY THE PARTIES.

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TABLE OF CONTENTS

(continued)

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of February 13, 2024 (the “Agreement Date”), by and among (a) SciVac Ltd., an Israeli company (“Seller”) (b) an Israeli company to be formed as a subsidiary of Brii Cayman following the Agreement Date in accordance with Section 6.13 (“Purchaser”), (c) VBI Vaccines Inc., a company organized under the laws of the province of British Columbia, Canada (“Guarantor”) and (d) Brii Biosciences, Inc., a Delaware Corporation (“Purchaser Guarantor”). Each of Seller and Purchaser is sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

A. Guarantor is the parent company of Seller, which owns and operates the Rehovot Facility, which is used for conducting the Business.

B. Purchaser will be incorporated following the Agreement Date as a direct or indirect wholly-owned subsidiary of Brii Cayman and once incorporated, will execute a Written Joinder in accordance with Section 6.13 to assume all of its rights and obligations hereunder as “Purchaser” and to be bound by all of the terms of this Agreement as “Purchaser”.

C. Seller desires to sell, convey, transfer, deliver and assign to Purchaser, and Purchaser desires to purchase from Seller, certain assets related to the Business, including Seller’s and its Affiliates’ interest and rights in and to each of the Rehovot Facility Leases and in furtherance thereof, at the Closing, Seller will (and will cause its Affiliates to) sell, convey, transfer, deliver and assign to Purchaser, and Purchaser will purchase and assume from Seller (and its Affiliates), the Acquired Assets and the Assumed Liabilities free and clear of all Liens (except for any Permitted Liens), all on the terms and conditions hereinafter set forth.

Now, Therefore, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Agreement

1.	Definitions.

In this Agreement and any Exhibit, Disclosure Schedule, and Schedule attached hereto, the following terms have the meanings specified or referred to in this Section 1 and shall be equally applicable to both the singular and plural forms.

“Acquired Assets” has the meaning set forth in Section 2.1(a).

“Acquired Contracts” has the meaning set forth in Section 2.1(a)(i).

“Action” or “Actions” means any lawsuit, claim, hearing, enforcement, audit, investigation, lawsuit, action (including arbitration or mediation) or other regulatory, quasi-judicial, or judicial Proceeding.

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“Additional Material Contract” has the meaning set forth in Section 5.1(h).

“Affiliate” means, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the preamble.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

“As-Is Basis” means the physical condition of an applicable Tangible Property as of the Agreement Date.

“Assumed Liabilities” has the meaning set forth in Section 2.2.

“Brii Cayman” means Brii Biosciences Limited, a company incorporated in the Cayman Islands.

“Business” means the lease and operation of the Rehovot Facility and manufacturing of the Products.

“Business Governmental Grants” has the meaning set forth in Section 5.1(r).

“Business Permits” means any such Permits held by Seller in effect as of the Agreement Date used for the operation of the Business as conducted as of the Agreement Date, all as listed in Section 5.1(s) of the Disclosure Schedules.

“Business Service Providers” means all employees, consultants, advisors, and independent contractors, employed or engaged by Seller or the extent applicable, its Affiliates, providing services necessary for the operation of the Business.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York or Tel Aviv, Israel are authorized or required by applicable Law to remain closed.

“Cell Banks” means the master cell banks and working cell banks for the manufacture of the Products (regardless of whether held on or off the Rehovot Facility).

“Cell Lines” means Chinese Hamster Overy (CHO) cell lines, encoding Pre-S1, Pre-S2, and S antigens, existing at the Rehovot Facility for the manufacture of the Products.

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“Claim” means a claim for Losses.

“Claim Notice” has the meaning set forth in Section 7.5.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Agreements” means collectively, (a) the PreHevbri License Agreement and (b) that certain Amended & Restated Collaboration and License Agreement, dated as of July 5, 2023, by and between Guarantor and Purchaser Guarantor.

“Competing Transactions” means any transaction involving the sale, transfer, license or other disposition of all or any portion of the Business or Acquired Assets.

“Confidential Information” means any and all trade secrets, business or technical information, and information and materials, whether or not protectible as a trade secret, whether or not stored in any medium, relating to the Acquired Assets or the Business, including business information, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs (including source code thereto), pricing information, financial information, information relating to existing, previous, and potential suppliers, customers, and Contracts, and know-how.

“Conflict” has the meaning set forth in Section 5.1(c).

“Contract” means any written or oral contract, agreement, or instrument, including supply contracts, licenses, binding understandings or commitments, customer agreements, subcontracts, leases of personal property, notes, guarantees, pledges, and conditional sales agreements to which the Person referred to is a party or by which any of its assets are bound.

“Disclosure Schedules” has the meaning set forth in Section 5.1.

“Employee Plan” means (a) all employee benefit plans, policies, agreements or arrangements maintained by Seller or its Affiliates for the benefit of Business Service Providers, (b) all employment, individual consulting, executive compensation, or other compensation agreements of the Business Service Providers, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, severance, sick leave, vacation, recreation, retirement, pension, loans, salary continuation, health, medical, dental, vision, accident, disability, cafeteria, life insurance and educational assistance plans, policies or arrangements, and (c) any collective bargaining agreement or union contract, in each case, whether written or unwritten, that are sponsored or maintained by Seller for the benefit of any Business Service Provider.

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“Environmental Laws” means all applicable Law, policies, permits, licenses, certificates, approvals, judgments, decrees, orders, directives, or requirements concerning or relating to the protection of public health and safety, protection of worker health and safety, or pollution or protection of the environment, or that pertain to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, emission, re-use, recycling, control or other contact or action or failure to act involving Hazardous Materials.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Agreement Date, entered into by and among Purchaser Guarantor, Guarantor, Seller and the Escrow Agent.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Excluded Tangible Property” means any Finished PreHevbri Products held on or off the Rehovot Facility Site by or for Seller or its Affiliates at Closing.

“Ferring License” means that certain License Agreement that was made as of September 1, 2021, by and among Ferring International Center S.A., Seller, and Guarantor, as amended or restated.

“Finished PreHevbri Product” means any PreHevbri Product that has been filled into vials and is labeled for commercial distribution by Seller or any of its Affiliates.

“Fundamental Representations” means the representations made by Seller pursuant to Sections 5.1(a), (b), (c), (e), (f), (l) and the last sentence of (q).

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local, or any non-U.S. government, governmental, regulatory (including self-regulatory) or administrative authority, body, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Grant” means any grant, incentive, qualification, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege, from the government of the State of Israel or any other Governmental Authority, or judicial or arbitral body thereof, any outstanding application to receive the same filed by Seller, including, any material Tax or other incentive granted to, provided or made available to, or enjoyed by Seller, under the Laws of the State of Israel, and further including without limitation, by or on behalf of or under the authority of the Innovation Authority.

“Guarantor” has the meaning set forth in the preamble.

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“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.

“Identified Service Providers” has the meaning set forth in Section 6.11(b).

“IIA Consent” means obtaining all consents necessary for removing the IIA Lien.

“IIA Lien” means the lien described on Section 5.1(r) of the Disclosure Schedule.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnifying Party” means (a) Seller with respect to an indemnification Claim made by a Purchaser Indemnified Party pursuant to Section 7.1(a) or (b) Purchaser with respect to an indemnification Claim made by a Seller Indemnified Party pursuant to Section 7.1(b).

“Innovation Authority” means the National Technological Innovation Authority established pursuant to the provisions of the Innovation Law (formerly operating as the Office of Chief Scientist).

“Innovation Law” means the Israeli Law for Encouragement of Research, Development and Technological Innovation in the Industry Law, 5744-1984, as amended, together with the regulations promulgated thereunder.

“Intellectual Property” means any and all rights in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future in the United States or anywhere in the universe. Intellectual Property includes, without limitation, any and all rights in, to, or subsisting in the following:

(a) all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof utility models, and certificates of invention, regardless of country or formal name;

(b) all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention;

(c) all copyrights, copyrightable works, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions;

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(d) all trademarks, service marks, logos, trade names, Internet domain names, 1-800, 1-888, 1-877 and other “vanity” telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;

(e) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets, confidential information, technical data, databases, data compilations and collections, computer programs, and all hardware, software and processes; and

(f) all other intangible assets, properties and rights; and

(g) all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the foregoing intellectual and other proprietary rights set forth in the foregoing paragraphs (a) through (f), the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds, royalties and revenues arising from or relating to any and all of the foregoing.

“Insolvency Event” means a general assignment for the benefit of, or an arrangement or composition generally with, such party’s creditors, appointment of an examiner or of a receiver, custodian, liquidator, trustee or similar person over all or substantially all of the party’s property, the passing of a resolution for winding up, liquidation, dissolution, or reorganization or similar process, or the filing of a petition or commencement of a proceeding under any bankruptcy or insolvency act or similar law of any jurisdiction whether voluntarily or involuntarily.

“Insurance Coverage” has the meaning set forth in Section 5.1(k).

“Inventory” means all inventory, raw materials, reagents, samples, vials and inventories held by Seller (or on its behalf) for the Business as of the Closing Date, being such inventory as listed in Schedule 2.1(a)(iii) as updated by Seller pursuant to Section 4.2(a)(v)(5).

“Israeli VAT” means Value Added Tax under Israeli Law.

“Israeli Income Tax Ordinance” means The Israeli Income Tax Ordinance, New Version, 5722-1961, and the rules and regulations promulgated thereunder, as amended.

“Key Employees” has the meaning set forth in Section 6.11(a).

“Knowledge” means the actual knowledge of any of the officers or directors of the applicable Party after due enquiry; provided, however, that with respect to Intellectual Property, Knowledge shall not require the conduct of freedom to operate analyses; provided, further, that any such analyses that have been conducted or obtained will not be excluded from the term “Knowledge.”

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“Know-How” means all trade secrets, methods, techniques, processes, formulae, practices, specifications, inventions, designs, discoveries, improvements or other know-how or proprietary information or results that are in the possession of Seller, and necessary or useful to enable the operation of the Rehovot Facility for the Business. For the avoidance of doubt, Know-How does not include Intellectual Property specific to (a) PreHevbri, which is subject to the Ferring License and licensed to Brii Cayman and/or its Affiliates under that certain Collaboration and License Agreement between the Parties and/or their Affiliates, dated July 5, 2023 (as amended pursuant to a separate purchase agreement, between the Parties and/or their Affiliates, dated as of the Agreement Date, the “PreHevbri License Agreement”) and (b) VBI-2601, which will be assigned to Purchaser and/or its Affiliates under that certain Purchase Agreement between the Parties and/or their Affiliates, dated as of the Agreement Date, in accordance with its terms.

“Landlord Securities” means the promissory notes, bank guarantees or other securities provided by Seller to the landlords (or sub-landlords, as the case may be) of the Rehovot Facility in accordance with the express terms of the Rehovot Facility Leases.

“Laws” means any applicable laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by or otherwise put into effect by or under the authority of any Governmental Authority (including those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

“Legal Proceeding” means any action, suit, charge, complaint, petition, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel, including any Legal Proceeding related to an Insolvency Event.

“Letter Agreement” means that certain Letter Agreement for Essential Activities, entered into by and between Guarantor and Purchaser Guarantor, dated as of the Agreement Date.

“Liability” or “Liabilities” means, with respect to any Person, any debt, duty, liability or obligation of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations, and all other liabilities and obligations of such Person or any of its Affiliates, regardless of whether such debts, duties, liabilities or obligations are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” means any charge, lien, statutory lien, pledge, mortgage, security interest, Claim, encroachment, encumbrance, restriction on use or transfer or receipt of income, right of first refusal, easement, right of way, option, conditional sale, or other title retention agreement of any kind or nature, including any obligations or restrictions on Seller or imposed by the Innovation Authority or otherwise under the Innovation Law or any other Governmental Authority on Seller or on any of the Acquired Assets.

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“Losses” means any damages, losses, expenses, costs, settlement payments, awards, judgments, fines or penalties, including reasonable attorneys’ fees and any amount payable as Taxes, but except to the extent incurred or paid in connection with a Third-Party Claim, “Losses” shall not include exemplary, punitive, or reasonably unforeseeable speculative damages.

“made available” means that Seller has posted such materials to the virtual data room managed by and on behalf of Seller via Drop Box and made available to Purchaser Guarantor and its Representatives during the negotiation of this Agreement, but only if so posted and made available in the folder directly related to such document’s subject matter, on or prior to the date that is one (1) Business Day prior to the Agreement Date.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result, or state of facts that, individually or in the aggregate, has a materially adverse effect on the Acquired Assets, taken as a whole. Notwithstanding the aforesaid, the occurrence of acts of terrorism within Israel and the existence of a state of war or combat between the State of Israel and Hamas, and/or any other country or group, shall not itself be deemed to be a Material Adverse Effect; provided, in each case, that the foregoing (a) does not materially impact the Physical Conditions of the Rehovot Facility or (b) is not anticipated to impact the operations of the Business (except any temporary suspension of activities of the Business not to exceed 30 consecutive days).

“Material Contracts” means Contracts in effect as of the Agreement Date to which Seller (or any of its Affiliates, if applicable) is a party or by which any of the Acquired Assets are bound, which are necessary for the operation of the Business as conducted as of the Agreement Date and which are either (A) specified in Section 5.1(h) of the Disclosure Schedules or (B) an Additional Material Contract. Material Contracts shall not include ordinary course of business purchase orders for off the shelf products or raw materials.

“Non-Identified Service Providers” means all Business Service Providers who are not Identified Business Service Providers.

“Non-Transferable Assets” has the meaning set forth in Section 2.4.

“Objection Deadline” has the meaning set forth in Section 7.5(a).

“Objection Notice” has the meaning set forth in Section 7.5(a).

“Order” means and includes any writ, law, rule, regulation, executive order or decree, judgment, injunction, ruling, or other order, whether temporary, preliminary, or permanent enacted, issued, promulgated, enforced, or entered into by any Governmental Authority.

“Organizational Document” means, with respect to any Person, (a) the articles or certificate of incorporation, association, or formation and the bylaws of a corporation, (b) operating agreement, limited liability company agreement, or similar document governing a limited liability company, (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (d) any amendment to any of the foregoing.

“Party” or “Parties” has the meaning set forth in the preamble.

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“Patent Rights” means the rights and interests in and to issued patents and pending patent applications (including certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.

“Permit” means any federal, state, county, local or foreign governmental consent, license, permit, approval, grant, franchise, qualification, right, variance, permissive use, accreditation, certificate, certificate of occupancy, certification, interim license, establishment registration, product listing, easement, identification and registration number, agreement, waiver or other authorization of any applicable nature of Governmental Authority, including any Governmental Grant.

“Permitted Liens” means Liens for Taxes or similar governmental assessments and charges not yet due and payable.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Physical Condition” has the meaning set forth in Section 4.2(ix).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Proceeding” means any suit, Claim, complaint, investigation, litigation, audit, proceeding, or arbitration by or before any Person.

“Products” means collectively, (a) the vaccines known as “PreHevbri” (as defined in the PreHevbri License Agreement) (the “PreHevbri Products”) and (b) “VBI-2601” (as defined in that certain Amended and Restated Collaboration and License Agreement between Brii Cayman and an Affiliate of Guarantor, dated July 5, 2023) (the “VBI-2601 Products”).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Guarantor” has the meaning set forth in the preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.1(a).

“Purchaser Retention Payments” has the meaning set forth in Section 2.2(d).

“Rehovot Facility” means the commercial scale, GMP-certified, mammalian cell-derived vaccine manufacturing facility located at 13 Gad Feinstein Road, POB 580, Rehovot, Israel 7610303, also known as block 3649, plots 17,25.

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“Rehovot Facility Leases” means, collectively, each of the following agreements: (i) Unprotected Lease Agreement, dated as of June 16, 2006, by and among Africa Israel Properties Ltd, Ayalot Investments (Ramat Vered) 1994 Ltd, Sharda Ltd and SciGen (IL) Ltd, including the addenda dated as of October 20, 2006, June 3, 2007, January, 2012, February 24, 2016, September 5, 2016, February 5, 2018, September 9, 2021, and October, 2022 and (ii) Sublease, dated as of July 11, 2021, by and between EMI Car Wash Systems Ltd. and Seller.

“Related Agreements” means any certificate delivered pursuant to this Agreement and the Escrow Agreement.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 7.1(b).

“Seller Tax Liabilities” means all Liabilities for (a) Taxes of Seller for any Tax period, including any Liability of Seller for the Taxes of any other Person under applicable Laws), as a transferee or successor, by Contract or otherwise, (b) Taxes relating to the Business, the Business Service Providers, the Acquired Assets, or the Assumed Liabilities for any Pre-Closing Tax Period, (c) Taxes related to the Excluded Assets or Excluded Liabilities for any Tax period and (d) Taxes related to the Transactions, including any Transfer Taxes and Transaction Payroll Taxes (if any).

“Service Provider Retained Liabilities” means any and all Liabilities (including all costs and expenses relating thereto) relating to any current or former Business Service Provider, including, for the avoidance of doubt, the Identified Service Providers arising at any time up to and including the Closing Date (or in the case of the Identified Service Providers, arising at any time up to and including the later of the Closing Date and the date such Identified Service Provider is terminated by Seller or its Affiliates or rolled over to Purchaser pursuant to Section 6.11(b)), whether arising under Contract, Law, Order or any award of any Governmental Authority or arbitrator of any kind, Employee Plan, employment Contract, consulting or independent contractor Contract, or otherwise, and including, but not limited to, (a) all wages and other compensation due to current and former Business Service Providers with respect to their services to Seller (including salary, wages, commissions, pro rata bonus payments, and all vacation, holiday and sick time), (b) all change of control payments, retention payments (other than Purchaser Retention Payments), and termination or severance payments to current and former Business Service Providers due as a result of the consummation of the Transactions or otherwise, (c) any advance notice of termination, garden leave, severance, and termination payments, including such benefits and amounts owed to the Identified Service Providers and the Non-Identified Service Providers, (d) the provision of health plan continuation coverage for all current and former Business Service Providers (excluding only the Identified Service Providers), (e) all claims for benefits under any Employee Plan or other Contract with any current or former Business Service Provider, (f) continuing responsibility after the Closing for payment of all workers’ compensation benefits to or on behalf of all current and former Business Service Providers for (i) any and all claims accepted or in process on or prior to the Closing and (ii) related to industrial injuries or occupational diseases for which a right to file for workers’ compensation benefits existed or accrued on or prior to the Closing and (g) the employer portion of any employment, payroll or similar Taxes with respect to any of the foregoing. For the avoidance of doubt, Seller shall retain liability for, and shall make and remit in accordance with past practice, all proper Taxes, deductions, remittances and contributions attributable to such Service Provider Retained Liabilities required under all Contracts and applicable Laws (including for health, hospital and medical insurance, group life insurance, pension plans, workers’ compensation, unemployment insurance, income Tax, social security and social insurance Taxes, and the like).

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“Seller Wrong Pocket Assets” means (a) any Acquired Asset, the right, title and interest in which is not vested in Purchaser as of the Closing in accordance with Section 2.1(a), and (b) any Business Service Providers employed or engaged by Seller or Seller’s Affiliates following the Closing who were not identified as Identified Service Providers.

“Settled Claims” has the meaning set forth in Section 7.5(c).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Supply Agreement” means the supply agreement to be entered into between Purchaser and Guarantor during the Pre-Closing Period related to the manufacturing and supply of the PreHevbri Products following Closing, in a form reasonably satisfactory to Purchaser and Guarantor.

“Tangible Property” means all equipment, fixtures, furnishings, furniture, spare parts, supplies and any other tangible property that is owned or leased by Seller and used in the Business including any express or implied warranty by the manufacturers, lessors or sellers of any item or component part thereof.

“Tax” or “Taxes” means, (a) any and all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including imposts, rates, levies, assessments, and other charges, in each case in the nature of a tax), including all income, excise, franchise, gains, capital, real property, including betterment tax, Israeli municipal real estate tax (Arnona), goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, escheat, unclaimed property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security (including, without limitation, Bituach Leumi, as applicable), national healthcare (including, without limitation, Bituach Briyut, as applicable) contributions, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions to tax (and additional amounts imposed with respect to such amounts), whether disputed or not, and any payments made on or in respect thereof (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of being a transferee or successor to any Person or as result of any express or implied obligation to assume such Taxes or to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts.

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“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means all federal, provincial, territorial, state, municipal, local, and foreign tax returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents and any amendments thereof (including any related or supporting information or schedule attached thereto) filed or required to be filed with any applicable Governmental Authority in connection with the determination, assessment or collection of any Tax.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 7.6(a).

“Third Party Notice” has the meaning set forth in Section 7.6(a).

“Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred or accrued by Seller with respect to any bonuses, option exercises or other compensatory payments made or deemed made in connection with the Transactions.

“Transactions” means the transactions contemplated pursuant to this Agreement and the Related Agreements.

“Transfer Taxes” has the meaning set forth in Section 6.10(b).

“U.S.” means the United States of America and its territories and possessions.

“Unobjected Claim” has the meaning set forth in Section 7.5(b).

“Withholding Certificate” has the meaning set forth in Section 3.3.

“Written Joinder” has the meaning set forth in Section 6.13.

2.	Purchase and Sale of Assets

2.1 Acquired Assets.

(a) Purchase and Sale. At and subject to Closing, Seller hereby undertakes, to sell, convey, transfer, deliver and assign to Purchaser all of Seller’s and to the extent applicable, its Affiliates’, right, title and interest in and to the Acquired Assets, free and clear of all Liens other than Permitted Liens. Notwithstanding anything to the contrary contained in this Agreement, the sale, conveyance, transfer, delivery or assignment of the Acquired Assets shall not include the assumption by Purchaser or any Affiliate thereof of any Liability of Seller or Seller’s Affiliates related to the Acquired Assets, unless Purchaser or an Affiliate of Purchaser expressly assumes that Liability as an Assumed Liability pursuant to Section 2.2. “Acquired Assets” shall mean the following properties, assets, and rights of Seller and its Affiliates (to the extent any such assets are held by an Affiliate and not transferred to Seller in accordance with Section 6.12(a) prior to Closing):

(i) all rights in, to, and under each of the Contracts to which Seller (or any of its Affiliates, if applicable) is a party that (A) relate to the operation of the Business or (B) by which any of the Acquired Assets is bound, other than those Contracts that Purchaser Guarantor requests to be excluded from the Acquired Assets in writing no more than ninety (90) days after the Agreement Date; subject to Seller’s compliance with Section 5.1(h) (collectively, the “Acquired Contracts”);

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(ii) to the extent transferrable by applicable Law, all Business Permits;

(iii) all Tangible Property located at the Rehovot Facility (other than the Excluded Tangible Property);

(iv) other than the Excluded Tangible Property, all Inventory;

(v) all VBI-2601 Products;

(vi) subject to applicable Law, copies of all personnel records of all Identified Service Providers;

(viii) the Know-How and goodwill related the to the Business; and

(ix) all rights, Claims, credits, guaranties, warranties, indemnities, causes of action or rights of set-off, and other similar rights against Third Parties to the extent relating to or arising from the Acquired Assets or the Assumed Liabilities, including all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Acquired Assets or services furnished to Seller or its Affiliates pertaining to the Acquired Assets, to the extent such warranties, representations and guarantees are assignable.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Parties expressly agree and acknowledge that Purchaser is not acquiring any right, title, or interest in any assets that are not Acquired Assets and that the Excluded Assets are explicitly excluded from the Acquired Assets. Other than the Acquired Assets, all of the right, title, or interest in any assets owned or used by Seller or Seller’s Affiliates shall be referred to herein as the “Excluded Assets,” which shall remain the assets of Seller or Seller’s Affiliates after the Closing. Without derogation, Excluded Assets shall include (i) all insurance benefits, including rights and proceeds provided by the Insurance Coverage, solely to the extent Seller made a claim for such benefits with its insurance carrier prior to the Closing Date, (ii) the Cell Banks and the Cell Lines, which may continue to be used at the Rehovot Facility in the production of the Products pursuant to the Collaboration Agreements; and (iii) Excluded Tangible Property.

2.2 Assumed Liabilities. Upon and subject to the terms, conditions, representations and warranties of Seller contained in this Agreement, at the Closing, Purchaser hereby assumes and agrees to pay, perform, and discharge only those Liabilities that are Assumed Liabilities. Except for the Assumed Liabilities, neither Purchaser, nor any of its Affiliates shall, by virtue of Purchaser’s purchase of the Acquired Assets, assume or become responsible for any Liabilities of Seller or Seller’s Affiliates or any other Person. For purposes of this Agreement, “Assumed Liabilities” shall mean only the following liabilities:

(a) all Liabilities (other than Excluded Liabilities) in respect of the Acquired Contracts but only to the extent that such Liabilities, (i) arise solely after the Closing and do not relate to any circumstance, event or occurrence on or prior to the Closing and (ii) do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or its Affiliates on or prior to the Closing;

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(b) all Liabilities (other than Excluded Liabilities) arising after the Closing Date with respect to the Identified Service Providers for which Purchaser is liable solely as a result of Purchaser’s employment of such Identified Service Provider in accordance with Section 6.11 and does not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or its Affiliates on or prior to the Closing or any circumstance, event or occurrence on or prior to the Closing; and

(c) all Liabilities (other than Excluded Liabilities) incurred by Purchaser or any of its Affiliates to the extent such Liability arises out of or relates to the post-Closing operation by Purchaser of the Business or the ownership or use by Purchaser of the Acquired Assets on or after the Closing Date and does not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing or any circumstance, event or occurrence on or prior to the Closing.

(d) All Liabilities with respect to any undertaking towards a Business Service Provider to pay retention payments on or after Closing, made at the sole written request of Purchaser or its Affiliates (“Purchaser Retention Payments”).

2.3 Excluded Liabilities. The Parties acknowledge and agree that Purchaser shall not, and in no event will Purchaser assume or be deemed to have assumed or be required to pay, perform, or discharge any Liabilities other than the Assumed Liabilities and that Seller and Guarantor shall, jointly and severally, remain responsible for all such Liabilities. Notwithstanding anything to the contrary contained in this Agreement, and regardless of whether any of the following may be disclosed to Purchaser or any of their Representatives or otherwise or whether Purchaser or any of its Representatives may have knowledge of the same, neither Purchaser nor any of its Affiliates shall assume or be deemed to have assumed, and Seller and Guarantor shall, jointly and severally, pay, perform and discharge when due and remain exclusively liable for, any and all Liabilities of Seller and its Affiliates other than the Liabilities expressly included in the definition of Assumed Liabilities (collectively, the “Excluded Liabilities”), including without limitation:

(a) all Liabilities arising from Seller’s or its Affiliates’ ownership or use of the Acquired Assets as of or prior to the Closing or any circumstance, event or occurrence on or prior to the Closing;

(b) all Liabilities relating to any of the Non-Identified Service Providers;

(c) all Seller Tax Liabilities;

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(d) all Service Provider Retained Liabilities;

(e) all Liabilities arising out of, relating to or resulting from non-compliance with any Law by Seller or its Affiliates on or prior to the Closing, including any Environmental Law, Business Permits and zoning Law, with respect to the Acquired Assets, the Rehovot Facility, or the Business;

(f) all Liabilities of Seller or its Affiliates with respect to any Identified Service Provider who does not accept Purchaser’s or its Affiliates’ offer of employment or is not offered employment by Purchaser or its Affiliate;

(g) all Liabilities of Seller or its Affiliates to pay any fees or commissions to any broker, finder, legal counsel or agent with respect to this Agreement or the Transactions;

(h) all Liabilities arising from or related to (i) the grants provided to Seller by the Innovation Authority under Program 8.16 or (ii) any Non-Transferrable Assets secured by the IIA Lien; and

(i) any Liability set forth on Schedule 2.3(i).

2.4 Assets Incapable of Transfer. Notwithstanding anything herein to the contrary, this Agreement will not constitute (a) an assignment or transfer of, (b) an attempted assignment or transfer of, or (c) an agreement to effect an assignment or transfer of Acquired Assets, in each case ((a)-(c)), that are not assignable or transferable without the consent of or providing notice to another Person (the “Non-Transferable Assets”). As of the Agreement Date, to Seller’s Knowledge, (A) all Non-Transferable Assets and (B) Contracts that relates to both the Business, on the one hand, and the operations of Seller and its Affiliates that are not related to the Business, on the other hand (the “Shared Contracts”) have each been identified by Seller and are listed in Section 2.4 of the Disclosure Schedules. Promptly following the Agreement Date, Seller, Guarantor and Purchaser Guarantor shall cooperate with each other in determining whether any other Non-Transferrable Assets or Shared Contracts exist that were not disclosed on Section 2.4 of the Disclosure Schedules (with the proviso that, as of the Agreement Date, with respect to Contracts that are Non-Transferable Assets, Section 2.4 covers only Material Contracts), and whether any other actions are required to be taken or any consents, approvals, or waivers are required to be obtained from any other Person in connection with the consummation of the Transactions. During the Pre-Closing Period, Seller shall and to the extent necessary, shall cause its Affiliates to, use commercially reasonable efforts to (including cooperating with Purchaser Guarantor and its Affiliates and Representatives and at no cost to Purchaser or Purchaser Guarantor), (i) give notice of the Transactions as may be required with respect to the Non-Transferable Assets set forth on Section 2.4 of the Disclosure Schedules, including as required pursuant to the terms of any Acquired Contracts and (ii) obtain any third party consent, waiver or novation from any Person or Governmental Authority as may be required with respect to the Non-Transferable Assets set forth on Section 2.4 of the Disclosure Schedules. To the extent any third party consent, waiver or novation is not obtained from any Person or Governmental Authority during the Pre-Closing Period in accordance with clause (ii) of the foregoing sentence, for a period of twelve (12) months following the Closing Date, upon Purchaser’s request, Seller shall, at no cost to Purchaser or Purchaser Guarantor, use commercially reasonable efforts to obtain the consent of each Person listed in Section 2.4 of the Disclosure Schedules to the assignment or transfer of any such Non-Transferable Asset to Purchaser or its designated Affiliate in all cases in which such consent is or may be required for such assignment, or transfer. Purchaser will reasonably cooperate with Seller in its efforts to obtain such consents. Notwithstanding anything to the contrary contained herein, in connection with obtaining any third-party consent, waiver or novation from any Person set forth on Section 2.4 of the Disclosure Schedules in accordance with this Section 2.4, neither Seller nor any of its Affiliates shall make or agree to make any material accommodations or accept any material amendment, conditions or obligations to any of the Acquired Contracts, without first seeking Purchaser Guarantor’s consent. To the extent any such consent, amendment or novation cannot be obtained, Seller shall and shall cause each of their Affiliates, at no cost to Purchaser, use commercially reasonable efforts to provide an alternate arrangement reasonably satisfactory to Purchaser designed to provide to Purchaser the same economic benefits intended to be assigned or transferred to Purchaser under the relevant Non-Transferable Asset or Shared Contract; provided, however, that Seller shall not be required to undertake any work or take any action that would constitute a breach of any such Contract included in the Non-Transferable Asset or Shared Contract. Without limiting the generality of the foregoing, the beneficial interest in and to the Acquired Assets, to the fullest extent permitted by the relevant Contract, and applicable Law, will pass to Purchaser as of the Closing Date. Notwithstanding anything to the contrary contained in this Agreement, the failure by Seller to assign or transfer any Acquired Contracts to Purchaser in accordance with Section 2.1(a), which is deemed a Non-Transferable Asset, shall not be deemed a breach of this Agreement.

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3.	Consideration

3.1 Consideration; Escrow Deposit.

(a) Purchase Price. The aggregate consideration for the Acquired Assets shall be $10,000,000 (the “Purchase Price”). In addition to the Purchase Price, as consideration for the sale, conveyance, transfer, delivery and assignment of the Acquired Assets, Purchaser shall assume and shall pay, perform and discharge the Assumed Liabilities. The Purchase Price shall be exclusive of Israeli VAT, which shall be paid by the Purchaser if due and payable, at the applicable rate on the Closing Date, in respect of the sale, transfer or assumption of the Acquired Assets and the Assumed Liabilities. Seller shall issue a valid “tax invoice”, as defined in the Israeli VAT Law, 1975, upon each payment made to them under this Agreement.

(b) Escrow Deposit. Within five (5) Business Days following the Agreement Date, Purchaser shall deliver to the Escrow Agent by wire transfer of immediately available funds, an amount of cash equal to the Purchase Price (the “Escrow Amount”), which shall be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement and released by the Escrow Agent to Seller in accordance with Section 4.3 or released to Purchaser in accordance with Section 8.2, as applicable.

3.2 Allocation of Consideration. The Purchase Price and the Assumed Liabilities shall, prior to the Closing Date, be allocated among the Acquired Assets in accordance with applicable Law, including but not limited to, Section 1060 of the Code and the Treasury Regulation thereunder (and any similar provision of state, local or non-U.S. Laws, as applicable) and the methodologies set forth on Schedule 3.2. Within one hundred twenty (120) days after the Closing Date, Purchaser shall deliver to Seller for review a draft allocation (the “Draft Allocation”). If Seller does not object to such Draft Allocation, such allocation shall become the final allocation (any such final agreed allocation, the “Allocation”) for Tax reporting purposes under applicable Law. If Seller objects to such Draft Allocation, Seller shall deliver to Purchaser a statement setting forth their objections and suggested adjustments (an “Allocation Objections Statement”) within thirty (30) days from the delivery of the Draft Allocation. Purchaser agrees to consider any objection set forth in the Allocation Objections Statement in good faith. To the extent Purchaser does not accept the objections set forth on the Allocation Objections Statement, the Parties agree to negotiate in good faith to attempt to resolve the associated dispute within twenty (20) days after Seller provides the Allocation Objections Statement to Purchaser. If Purchaser and Seller are unable to reach an agreement within this timeframe, the matters remaining in dispute shall be submitted to an independent expert to be engaged pursuant to an engagement letter among Purchaser, Seller and the independent expert, with the costs of such independent expert to be split equally by Purchaser and Seller. Purchaser and Seller shall each request that the independent expert make a final determination as to the disputed items within ten (10) days after such submission, with the independent expert acting as an expert and not as an arbitrator If any matter of such dispute is not resolved in this timeframe, Seller on one hand and Purchaser on the other shall be permitted to make such allocation of the Purchase Price and the Assumed Liabilities as they determine appropriate. Neither the Purchaser nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Allocation unless required to do so by applicable Law.

3.3 Withholding. Purchaser and its Affiliates and agents (as applicable) shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement or the Transactions such amounts as such Person reasonably determines is required to be deducted or withheld therefrom under any applicable Laws, including any applicable Israeli Tax Law or other applicable Law relating to Taxes, unless Purchaser is provided with a valid withholding certificate issued by the relevant taxing authority, in form and substance reasonably acceptable to Purchaser, which determines an exemption (or reduction) from such withholding tax or other withholding instructions in respect of each payment under this Agreement or the Transactions at least three (3) Business Days prior to the relevant date of payment (each, a “Withholding Certificate.” To the extent such amounts are so deducted or withheld and remitted to the applicable taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The payor shall provide the payee with a copy of a receipt or other official certificate evidencing the remittance of the withheld amount to the applicable taxing authority. For the purposes of withholding tax under this Section 3.3, the assumption of the Assumed Liabilities shall be considered a payment to Seller by the Purchaser in the amount of the value of the Assumed Liabilities at the Closing Date. Seller will provide Purchaser with any Tax forms or other documentation reasonably necessary for Purchaser to comply with its Tax withholding and reporting obligations with respect to the Transactions, if any. Any withholding made in NIS with respect to payments made hereunder in dollars shall be calculated based on the USD-NIS exchange rate known on the relevant payment date and any currency conversion commissions will be borne by Seller and deducted from payments to be made to Seller.

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4.	Closing

4.1 Closing. Unless this Agreement is earlier terminated pursuant to Section 8, the consummation of the Transactions (the “Closing”) will take place remotely via electronic exchange of documents and signatures at 10:00 a.m. Eastern Standard Time on a date mutually agreed upon by Purchaser and Seller, which shall be no later than the third Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver by the Party (or Parties) entitled to the benefit thereof of the conditions set forth in Section 4.2 (other than the conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction, or the extent permitted by applicable Law, waiver by the Party entitled to the benefit thereof of those conditions at such time); provided that, unless waived by Purchaser in its sole discretion, the Closing shall not occur prior to June 30, 2024, unless another place or time is mutually agreed upon in writing by the Parties. The date upon which the Closing actually occurs will be referred to herein as the “Closing Date.”

4.2 Conditions to Closing.

(a) Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(i) Representations, Warranties and Covenants. Each of the Fundamental Representations shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be so true and correct as of such date. Each of the other representations and warranties of Seller in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to “materiality”, “Material Adverse Effect,” or similar qualifiers set forth herein or therein, which representations and warranties shall be true in all respects) on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be so true and correct as of such date.

(ii) Performance of Obligations. Seller shall have performed and complied in all material respects each of the covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(iii) No Material Adverse Change. Since the Agreement Date, there shall not have occurred any event, change or effect that has or is reasonably likely to have had a Material Adverse Effect.

(iv) No Legal Proceeding. There shall not be pending any Legal Proceeding: (A) challenging or seeking to restrain or prohibit the consummation of the Transactions or ownership of the Acquired Assets; (B) relating to the Transactions and seeking to obtain from Purchaser or its Affiliates, or from Seller or its Affiliates any damages or other relief that would be material to Purchaser or the Acquired Assets; (C) that would materially and adversely affect the right of Purchaser to own the Acquired Assets or (D) that is filed under Title 11 of the United States Code or similar foreign laws.

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(v) Closing Documents. Seller shall have delivered to Purchaser, at or prior to Closing, the following documents, in each case, in form and substance reasonably satisfactory to Purchaser:

(1) a certificate validly executed on behalf of Seller by a duly authorized officer of Seller, certifying that the conditions set forth in Section 4.2(a)(i), Section 4.2(a)(ii) and Section 4.2(a)(iii) have been satisfied;

(2) all duly executed Third Party consents, assignments, modifications or terminations set forth on Schedule 4.2(a)(v)(2) shall have been obtained and shall be in full force and effect;

(3) evidence of release and termination of any and all Liens on any of the Acquired Assets, including the [**] (other than Permitted Liens);

(4) to the extent Identified Service Providers are terminated in accordance with Section 6.11, evidence of the resignation or termination by Seller of each Identified Service Provider and satisfaction and disposition of all Liabilities related thereto;

(5) an updated list of Inventory, replacing the list provided in Schedule 2.1(a)(iii);

(vi) Additional Priority Activities. Guarantor shall have completed all of the Priority Activities and the Essential Activities (each as defined in the Letter Agreement).

(vii) Business Permits. The Business Permits shall have either (i) been obtained by Purchaser, effective as of the Closing; and/or (ii) Purchaser has received assurances from the relevant Government Authority, following submission of the requisite application, that pending the issuance of any new Business Permit, the Rehovot Facility can continue its operations immediately following Closing without any interruption.

(viii) Rehovot Facility Lease. Each of the Rehovot Facility Leases shall be assigned to Purchaser subject to the Closing and in full force and effect as of the Closing.

(ix) Rehovot Facility Physical Condition. The physical condition of the Rehovot Facility as of the Closing Date, including without limitation with respect to its roof, interior, including any furniture, fixtures or equipment located therein, mechanical, electrical and plumbing systems, as well as any other utilities servicing the Rehovot Facility (the “Physical Condition”) shall be substantially similar in all material respects as its Physical Condition as of the Agreement Date (other than natural and immaterial deterioration resulting organically over time).

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(b) Conditions to Obligations of Seller. The obligations of Seller to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Seller:

(i) Representations, Warranties and Covenants. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to “materiality”, “material adverse effect,” or similar qualifiers set forth herein or therein, which representations and warranties shall be true in all respects) as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be so true and correct as of such date.

(ii) Performance of Obligations. Purchaser shall have performed and complied in all material respects each of the covenants, agreements, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(c) Closing Certificate. Purchaser shall have delivered to Seller, at or prior to Closing, in form and substance reasonably satisfactory to Seller, a certificate validly executed on behalf of Purchaser by a duly authorized officer of Purchaser, certifying that the conditions set forth in Section 4.2(b)(i) and Section 4.2(b)(ii) have been satisfied.

4.3 Release of Escrow Following Closing. Unless this Agreement is earlier terminated in accordance with Section 8 (which, in such event, the entire Escrow Amount shall be refundable to Purchaser Guarantor in accordance with Section 8), within five (5) Business Days following the Closing, Guarantor, Seller and Purchaser Guarantor shall deliver joint written instructions to the Escrow Agent, directing the Escrow Agent to release the Escrow Amount to an account designated by Guarantor and Seller in accordance with the terms of this Agreement and the Escrow Agreement.

4.4 Possession. Seller shall, subject to Section 6.9 and Section 6.12, deliver possession of all Acquired Assets to Purchaser or its designated Affiliate at the Closing or as soon as reasonably practicable following the Closing. Without limiting the generality of the foregoing, Seller, at no additional cost to Purchaser, shall work with Purchaser to transfer all Acquired Assets stored in electronic form, wherever stored, in an agreed upon format as soon as reasonably practicable following the Closing and shall provide to Purchaser, at no additional cost to Purchaser, access to all such Acquired Assets as requested by Purchaser, prior to the transfer of such electronic data to Purchaser.

5.	Representations and Warranties

5.1 Representations and Warranties of Seller and Guarantor. Except as set forth in the disclosure schedules delivered by Seller to Purchaser on the Agreement Date (the “Disclosure Schedules”), Seller and Guarantor, jointly and severally, represents and warrants to Purchaser and Purchaser Guarantor as follows:

(a) Organization, Qualification and Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of Israel. Seller has the requisite corporate power and authority to own, use and operate the applicable Acquired Assets as currently conducted by Seller and/or its Affiliates, if applicable. Seller is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the ownership or operation of the Acquired Assets or the conduct of Seller’s business requires such qualification or license, except for those jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Acquired Assets or the Assumed Liabilities, taken as a whole. Seller is not in violation of any of the provisions of its Organizational Documents.

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(b) Authority; Binding Nature of Agreements. Seller and Guarantor have all requisite power and authority to enter into this Agreement, the Related Agreements and the other agreements, instruments, and documents to be executed and delivered in connection herewith and therewith to which Seller or Guarantor, as applicable, is a party, and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions by each of Seller and Guarantor, including the applicable sale of the Acquired Assets, have been duly authorized by all necessary corporate and stockholder action, if required, and no further corporate or stockholder action is required on the part of Seller and Guarantor to authorize this Agreement or any Related Agreement or the Transactions or for Seller or Guarantor to perform its obligations under this Agreement or any Related Agreements. This Agreement and each Related Agreement have been duly executed and delivered by each of Seller and Guarantor, and, assuming the due execution and delivery of this Agreement and the Related Agreements by Purchaser and Purchaser Guarantor and other counterparties thereto, this Agreement and the Related Agreements will each constitute a valid and legally binding obligation of Seller and Guarantor, enforceable against it in accordance with their respective terms, subject to the laws relating to bankruptcy and insolvency.

(c) No Conflict. The execution and delivery of this Agreement by Seller and Guarantor and the Related Agreements do not, and Seller’s and Guarantor’s compliance with the terms and conditions hereof and thereof, and the consummation of the Transactions will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”): (i) any provision of its Organizational Documents, (ii) any Law or Order applicable to the Acquired Assets, or (iii) any Acquired Contract. Neither the execution and delivery of this Agreement and the Related Agreements, nor the consummation of the Transactions, will result in the creation or imposition of any Lien on the Acquired Assets. Section 5.1(c) of the Disclosure Schedules sets forth: (A) all necessary notices, consents, waivers and approvals of any parties to any Material Contracts that are required thereunder in connection with the Transactions, or for any such Material Contracts to remain in full force and effect without limitation, modification, or alteration after the Closing so as to preserve all rights of, and benefits to, Purchaser or its designated Affiliate under such Material Contracts from and after the Closing, other than any limitation, modification, or alteration by Purchaser and (B) all necessary notices, consents, waivers and approvals of any Third Parties required in order to consummate the Transactions or in order to prevent the termination of any right, privilege, license or qualification of or affecting any of the Acquired Assets (that are not Contracts). Following the Closing, Purchaser or its designated Affiliate will be permitted to exercise all of Purchaser’s or such designated Affiliate’s rights under the Acquired Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments that the applicable Seller or Affiliate would otherwise have been required to pay pursuant to the terms of such Acquired Contracts had the Transactions not occurred.

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(d) Governmental Authorization. Other than as set forth in Section 5.1(d) of the Disclosure Schedule, no consent, notice, waiver, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Authority is required by, or with respect to, Seller in connection with the execution and delivery of this Agreement or the Related Agreements, or the consummation of the Transactions, except for filings under applicable securities laws or rules of the applicable stock exchange.

(e) Taxes.

(i) Seller has collected or withheld and timely paid to the proper Tax Authority all Taxes required to have been collected or withheld and paid with respect to the Business or Acquired Assets, including any amounts paid or owing to or from any Business Service Provider or other Third Party.

(ii) There are no Liens for Taxes on any of the Acquired Assets.

(iii) No claim has been made by any Tax Authority in a jurisdiction in which Seller, with respect to the Acquired Assets or the Business, did not file a particular type of Tax Return or pay a particular type of Tax that Seller is or may be subject to taxation by that jurisdiction.

(iv) No audit, inquiry or other Proceeding by any Tax Authority with respect to Taxes owed by any Seller, with respect to the Acquired Assets or the Business, is pending or outstanding, and no Tax Authority has given notice of any intention to commence an audit, inquiry or other Proceeding or assert any deficiency or claim for additional Taxes against any Seller, with respect to the Acquired Assets or the Business.

(v) All Tax Returns required to be filed by Seller or its Affiliates with respect to the Acquired Assets and the Business have been timely filed with the proper Tax Authority, and such Tax Returns are true and correct in all respects. All Taxes due and owing by Seller (whether or not shown on a Tax Return) attributable or related to the Acquired Assets or the Business have been timely paid to the proper Tax Authority.

(vi) All Taxes that relate to the Identified Service Providers or to the Acquired Assets or any activity which utilized or otherwise involved the Acquired Assets that Seller is and has been required by any applicable Laws to withhold, deduct or collect on or prior to the date hereof have been duly withheld, deducted and collected and timely paid to the appropriate Governmental Authority.

(vii) The Acquired Assets are not subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2 or any similar provision in any other jurisdiction that may be violated as a result of the consummation of this Agreement.

(viii) None of the Acquired Assets constitutes a real property right (“זכות במקרקעין”) pursuant to the Real Estate Tax Law (Gain and Acquisition) of 1963.

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(ix) Purchaser will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any prepaid amount received or deferred revenue accrued by Seller on or prior to the Closing Date with respect to the Acquired Assets or the Business.

(f) Title to Assets; Condition and Sufficiency of Assets.

(i) Other than as set forth in Section 5.1(f) of the Disclosure Schedule, Seller has and to the extent applicable, its Affiliates will have at or prior to the Closing transferred to Seller, good and valid title to all of the Tangible Property included in the Acquired Assets, free and clear of all Liens (except for Permitted Liens). The Tangible Property constitutes all of the tangible property owned or leased by Seller that is used in and sufficient for the conduct of the Business as currently conducted, except for the Excluded Assets. Each material item of Tangible Property (excluding the Excluded Assets) is in operating condition and reasonable repair and is usable as of the Agreement (wear and tear expected) and at Closing, will be conveyed, transferred and assigned to Purchaser on an “As-is Basis.” Other than with respect to Non-Transferable Assets and Shared Contracts that are listed on Section 2.4 of the Disclosure Schedules and to the extent that such Non-Transferrable Assets and Shared Contracts have not been transferred to Purchaser, Purchaser will have good and valid title to or a valid leasehold interest in all of the Acquired Assets, free and clear of any Lien (except for Permitted Liens) including any pending third party claim that the acquisition of such property would constitute a fraudulent conveyance by any Seller. The Cell Banks and the Cell Lines, when in the use of Purchaser immediately following the Closing and contingent upon receiving any applicable consent required under the Ferring License, will be sufficient for Purchaser’s operation of the Business following Closing.

(ii) The Acquired Assets constitute and will constitute all of the assets, properties, rights, Contracts, and Intellectual Property necessary and sufficient for the operation of the Business as conducted as of the Agreement Date, other than with respect to the Business Permits to be obtained by the Purchaser in accordance with Section 6.14 and the Cell Banks and the Cell Lines. Other than the Business Permits to be obtained by the Purchaser in accordance with Section 6.14, none of the Excluded Assets are necessary for the material operations of the Business, other than the Cell Banks and the Cell Lines. To the Knowledge of Seller, all of the Acquired Assets are currently held by Seller other than as set forth on Section 5.1(f) of the Disclosure Schedules.

(iii) The Business Service Providers set forth on Section 5.1(p)(i) of the Disclosure Schedules constitute all of the employees, consultants, advisors, and independent contractors, employed or engaged by Seller or the extent applicable, its Affiliates, providing services necessary for the operation of the Business as of the Agreement Date.

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(g) Compliance with Laws.

(i) Other than as set forth in Section 5.1(g) of the Disclosure Schedules, Seller and its Affiliates are in compliance with, and during the past five (5) years has complied in all material respects with all Laws and Orders applicable to the Business and the Acquired Assets, including any contractual requirements to which Seller or its Affiliates are subject that relate to any of the foregoing. The Business Permits constitute all Permits that are required for Seller’s and to the extent applicable, its Affiliates’ (i) use and ownership of the Acquired Assets and (ii) operation of the Business as conducted by Seller as of the Agreement Date. Other than as set forth in Section 5.1(g) of the Disclosure Schedule, during the past five (5) years, neither Seller nor its Affiliates have received any written notification or communication from any Governmental Authority or from the Lessor of the Rehovot Facility Leases (1) asserting that Seller or to the extent applicable, its Affiliates, are not in compliance with any Law or Order with respect to the Business or Acquired Assets or (2) threatening to revoke or suspend any Business Permit. Seller and to the extent applicable, its Affiliates, are and at all times have been in material compliance with all Business Permits, and all Business Permits are in full force and effect.

(ii) For the past five (5) years, neither Seller nor any of its Affiliates have received any notice of any such Action or any Liability to undertake or to bear all or any portion of the cost of remedial action of any nature in connection with the conduct of the Business. For the past five (5) years, neither Seller nor any of its Affiliates has conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Order by any director, officer or employee of Seller or any of its Affiliates in connection with the conduct of the Business.

(iii) Seller and its Affiliates are not in material violation of any applicable Environmental Law relating to the Business, and no material expenditures are required in order to comply with such existing Environmental Laws.

(iv) Seller has at all times, conducted the Business in material compliance with (i) all applicable U.S. export, re-export and import controls, including the regulations administered by the Office of Foreign Assets Control and (ii) all applicable export controls in other countries in which each Seller conducts business, including the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended and the Israeli Law of Regulation of Security Exports, 2007 and the regulations promulgated thereunder. Seller does not use or develop, or engage in, encryption technology, technology with military applications, or other technology, in each case, whose development, commercialization or export which requires a license for Seller’s business as now conducted or as currently proposed to be conducted from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended or Control of Products and the regulations promulgated thereunder.

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(h) Acquired Contracts. Seller has delivered to Purchaser a true and accurate list of all Material Contracts in effect as of the Agreement Date, which are set forth on Section 5.1(h) of the Disclosure Schedules. During the Pre-Closing Period, Seller shall (i) use its commercially reasonable efforts to locate any other Contract within 45 days of the Agreement Date that is (A) related to the Business or (B) by which an Acquired Asset is bound, that was not previously made available to Purchaser (a “Later Discovered Contract”), (ii) promptly notify Purchaser Guarantor upon the discovery of such Later Discovered Contact and provide a copy thereof and (iii) amend Section 5.1(h) of the Disclosure Schedules to disclose any Later Discovered Contracts that Purchaser agrees should be listed on Section 5.1(h) of the Disclosure Schedules (each, an “Additional Material Contract”). All of the Acquired Contracts are valid and binding agreements of Seller or to the extent applicable, its Affiliates, enforceable in accordance with their terms. Seller has made available or delivered to Purchaser a correct and complete copy of each written Acquired Contract (other than purchase orders), together with all amendments, modifications and supplements thereto, as well as written description of each oral Acquired Contract, if any. Seller or to the extent applicable, its Affiliate, is not in material breach or material default of any of the Acquired Contracts, and no event has occurred that with notice or lapse of time, or both, would constitute a material default by Seller or its Affiliate, if applicable, under any Acquired Contract. To the Knowledge of Seller, no other party to an Acquired Contract is in material breach or material default of such Acquired Contract and no event has occurred that with notice or lapse of time, or both, would constitute a material default by such other party under any Acquired Contract. No party has repudiated in writing or, to the Knowledge of Seller, otherwise provided notice of its intention to repudiate any provision of an Acquired Contract. To the knowledge of Seller, none of the Acquired Contracts are subject to any Claims, charges, set offs, or defenses. No Seller or to the extent applicable, its Affiliate, has given to or received from any other Person any written, or to the Knowledge of Seller other, notice regarding any material violation or breach of, or default under, any Acquired Contract.

(i) Litigation. Except as set forth on Section 5.1(i) of the Disclosure Schedules, there are no Actions pending, or to the Knowledge of Seller, threatened (a) that are against, related to or affecting (i) Seller or its Affiliate relating to the Business or the Acquired Assets (including with respect to Environmental Laws, consumer protection laws and intellectual property laws), or (ii) any officers or directors of Seller or its Affiliate that are involved in the operations of the Business, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or the Related Agreements, or (c) in which Seller or its Affiliate is a plaintiff and relating to the Business and Acquired Assets. Neither Seller nor any of its Affiliates is in default with respect to or subject to any Order relating to the Business or the Acquired Assets, and there are no unsatisfied judgments against Seller or its Affiliates relating to the Business or the Acquired Assets. There is no Order to which Seller or its Affiliates are subject or that is pending or, to the Knowledge of Seller, threatened, that relates to any of the Acquired Assets or Assumed Liabilities, including any Environmental Law which regulates, obligates, binds or in any way affects Seller or its Affiliates relating to the Business or the Acquired Assets.

(j) Insurance. Section 5.1(j) of the Disclosure Schedules contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, product liability and other forms of insurance maintained by Seller or its Affiliates as of the date of this Agreement with respect to or that covers the Business, the Acquired Assets or the Rehovot Facility (the “Insurance Coverage”). True and correct copies of all such policies or binders have been made available to Purchaser. Such Insurance Coverage is in full force and effect, insures the Acquired Assets, the Rehovot Facility and the Business in reasonably sufficient amounts against all risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Law and by any and all Acquired Contracts. There is no material default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion, the failure of which would have a material adverse effect on Seller or its Affiliates and relating to the Business, the Acquired Assets or the Rehovot Facility. There are no outstanding unpaid premiums except in the ordinary course of business and no written notice of cancellation or nonrenewal of any such coverage has been received. No insurer has advised any Seller or its Affiliates in writing that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder relating to the Business or Acquired Assets.

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(k) Intellectual Property.

(i) At no time during the conception of or reduction to practice of any of the Know-How, was Seller (or any developer or other contributor to such Know-How) operating under any grants from any public or private source, including from the Innovation Authority, performing research sponsored by any public or private source, or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect, restrict or in any manner encumber each Seller’s rights in the Know-How.

(ii) The Business Service Providers expressly and irrevocably waived any rights they may have had to compensation or royalties in respect of any inventions arising as a consequence of service to Seller, including (in the context of employees) but not limited to service inventions (as defined in Section 132 of the Israeli Patents Law, 5727-1967), including under Section 134 of the Israeli Patent Law.

(iii) There are no forbearances to sue, consents, settlement agreements, judgments, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations, including without limitation by the Innovation Authority, to which Seller is a party or is otherwise bound, other than outbound licenses, nor does the Innovation Authority or any other Governmental Authority have any ownership interest in or right that (i) restrict the rights of Seller to use, transfer, license or enforce any Know-How, (ii) restrict the conduct of the Business in order to accommodate a third party’s Intellectual Property, or (iii) grant any third party any right with respect to any Know-How. The Know-How is freely transferable, conveyable and/or assignable by Seller to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision or limitation that could be imposed on Seller by the Innovation Authority or any other Governmental Authority.

(l) No Brokers. No broker, finder, or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Seller or any of its Affiliates.

(m) Affiliate Transactions. Neither Seller, nor, to the Knowledge of Seller, any Affiliate of Seller or any current director, officer, or employee of Seller or any Affiliate of Seller, has any direct or indirect financial interest (excluding in their capacity as an employee or stockholder of Seller), (A) in, or is a director or officer of, any Person that is a material client, customer, supplier, lessor, lessee, debtor, creditor or competitor of any Seller in respect of the Acquired Contracts or (B) in any material property, asset, or right that is owned or used by or on behalf of a Seller or any Affiliate of Seller exclusively in the conduct of the Business.

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(n) Certain Business Activities. For the past five (5) years, neither Seller nor any Affiliate of Seller, nor their officers, directors, and to the Knowledge of Seller, employees, agents or Representatives, nor any Affiliate of or any Person associated with or acting for or on behalf of Seller or any Affiliate of Seller, has directly or indirectly, acting for or on behalf of any Seller or any Affiliate of Seller, in each case, in connection with the Business or Acquired Assets:

(i) used any funds for unlawful contributions, gifts, or entertainment or other unlawful payments, including having made or attempted to make any improper contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services to (A) obtain favorable treatment for business or Contracts secured, (B) pay for favorable treatment for business or Contracts secured, or (C) obtain special concessions or for special concessions already obtained, in each of clauses (A), (B), and (C) in violation of any requirement of applicable Law;

(ii) made or attempted to make any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable written policy of Seller; or

(iii) established or maintained any fund or asset for the purpose of making any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable Law or applicable written policy of Seller or its Affiliates. To the extent required by applicable Law (and as applicable to the Business), Seller has established and maintains a compliance program and reasonable internal controls and procedures that, for all periods prior to the Closing, were appropriate to satisfy the requirements of applicable Anti-Corruption Laws.

(o) Employee Benefit Plans.

(i) Section 5.1(o)(i) of the Disclosure Schedules sets forth a true and complete list of all material Employee Plans that cover any Business Service Provider.

(ii) Except as otherwise set forth in Section 5.1(o)(ii) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement or any Related Agreement, nor the consummation of the Transactions (either alone or in connection with any other event) will (A) entitle any Business Service Provider or other current or former service provider of any Seller or its Affiliates to any payment or benefit, including any change of control, transaction, retention, stay, severance, termination, or similar payments or benefits or (B) result in the acceleration or creation of any rights of any Business Service Provider under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, and the acceleration or creation of any rights under any severance, parachute or change in control agreement).

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(p) Labor and Employment Matters.

(i) Section 5.1(p)(i) of the Disclosure Schedules sets forth a complete and accurate list of the names of all current Business Service Providers, specifying for each, as applicable, their (A) status as an employee, consultant, or independent contractor, (B) position and description of the areas of responsibility with respect to the Business, (C) annual base salary, hourly wage rate, or contract rate, as applicable, (D) date of hire or engagement, (E) entity with which they are employed or engaged, (F) location of employment or business location, (G) target commission, bonus and incentive entitlements, (H) whether absent from active employment on a leave of absence and their anticipated date of return to active employment, (J) annual entitlement for vacation and sick days and accrued vacation and sick days, (I) social contribution rates (pension and severance) and (J) whether the Business Service Provider is subject to the arrangement set out in Section 14 of the Israeli Severance Pay Law 1963. Except as otherwise set forth in Section 5.1(p)(i) of the Disclosure Schedules, no Business Service Provider has terminated his or her employment or engagement at any time during the twelve (12) months prior to the Agreement Date, and, as of the Agreement Date, no current Business Service Provider has expressed any intention to terminate his or her employment or service within the twelve (12)-month period following the Agreement Date (including, if applicable, with Purchaser or an Affiliate of Purchaser). Except as otherwise set forth in Section 5.1(p)(i) of the Disclosure Schedules, the employment or engagement of all such Business Service Providers is terminable “at-will” or upon the minimum notice and/or severance requirement required by applicable Law, and will not result in any additional payment or benefit, including any change of control, transaction, retention, stay, severance, termination, or similar payments or benefits under any Contract with such Business Service Provider or under any Employee Plan. Notwithstanding anything to the contrary contained in this Section 5.1(p), no current or former Business Service Provider is owed any deferred compensation, has or will have any claims or demands with regard to or in connection with the deferred compensation agreement signed thereby, nor was any deferred compensation amount a salary component for any purpose whatsoever.

(ii) Neither Seller nor any of its Affiliates is or was a party to any labor or collective bargaining Contract or other Contract with any labor union, works council, or similar organization that pertains to any current or former Business Service Providers. There are no, and during the past five (5) years have been no, organizing activities or collective bargaining arrangements that could affect the Business pending or under discussion with any current or former Business Service Providers or any labor organization. There is no, and during the past five (5) years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of Seller, threatened, against or affecting the Business or Seller or its Affiliates in connection with the Business, nor is there any basis for any of the foregoing. Neither Seller nor its Affiliates has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract affecting any current or former Business Service Provider. There are no pending or, to the Knowledge of Seller, threatened, union grievances or union representation questions involving any Business Service Provider. There are no collective bargaining, consultation, or notification requirements with respect or applicable to any Business Service Providers required or imposed by applicable Law with respect to the Transactions.

(iii) Except as set forth in Section 5.1(p)(iii) of the Disclosure Schedules, Seller is and during the past five (5) years has been in compliance in all material respects with all applicable Laws respecting labor, employment, and employment practices applicable to all current and former Business Service Providers, including, but not limited to, those pertaining to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, and classification of employees, consultants and independent contractors.

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(iv) Seller or its applicable Affiliate has withheld and paid to the appropriate Governmental Authority, or is holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from current and former Business Service Providers and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any applicable Laws relating to such Business Service Providers or the employment of labor in connection with the Business. Seller has paid in full to all current and former Business Service Providers all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.

(v) Neither Seller nor any Affiliate of Seller is a party to, and is not otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting any current or former Business Service Provider or employment practices in connection with the Business. Neither Seller nor any Affiliate of Seller nor any of Seller their executive officers has received within the past five (5) years any notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Business and/or current or former Business Service Providers and, to the Knowledge of Seller, no such investigation is in progress.

(vi) Except as set forth in Section 5.1(p)(vi) of the Disclosure Schedules, in the past five (5) years, (A) no allegations of workplace harassment, sexual harassment, retaliation, discrimination or other misconduct have been made, initiated, filed or, to the Knowledge of Seller, threatened by or against any current or former Business Service Provider in their capacities as such, (B) to the Knowledge of Seller, no incidents of any such workplace harassment, sexual harassment, retaliation, discrimination or other misconduct have occurred, and (C) no Seller or any Seller Affiliate has entered into any settlement agreement related to allegations of harassment, sexual harassment, retaliation, discrimination or other misconduct by any current or former Business Service Provider or other Person in connection with the Business.

(vii) All former and current employees in positions of trust ((משרת אימון constituting Business Service Providers have executed an agreement with Seller, which includes a confidentiality, non-competition, and assignment of inventions undertaking. No such current or former Business Service Provider is or was engaged by Seller without a written contract nor did any such person fail to execute an undertaking concerning confidentiality, non-competition, and assignment of inventions. Seller has delivered to the Purchaser: (i) accurate and complete copies of all the agreements with current Business Service Providers and (ii) to the extent existing, complete copies of all manuals and handbooks, disclosure materials, policy statements and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of Business Service Providers.

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(q) Rehovot Facility Leases. Seller holds a valid lease right, and a “right to use” with respect to the use of certain safe areas in the area specified in Section 5.1(q) of the Disclosure Schedule, free and clear of all Liens (other than Permitted Liens), until January 31, 2027 pursuant to the terms of the Rehovot Facility Leases. Other than as specified Section 5.1(q) of the Disclosure Schedule, there are no options, agreements to sell, liens, sub-leases, agreements to lease, conditions, or restrictive covenants with respect to the Rehovot Facility other than those mentioned in the Rehovot Facility Leases. In the past five (5) years, neither Seller nor its Affiliates have received any written notifications from any Person or entity regarding material violations of the provisions of the Planning and Building Law - 1965 or any other applicable Laws related to the Rehovot Facility. Seller’s current use of the Rehovot Facility complies with the provisions of the Rehovot Facility Leases. Seller does not owe any local Governmental Authority, including the Local Committee for Planning and Construction, any indebtedness for borrowed money. Seller’s possession, quiet enjoyment, use and access of the premises which are the subject of the Rehovot Facility Leases has not been disturbed in any manner and there has been no interruption to the utilities or any other service required for the continued use of the Rehovot Facility pursuant to the permitted uses of the Rehovot Facility Leases. Other than as specified Section 5.1(q) of the Disclosure Schedule, Seller has no Knowledge of any existing, threatened or potential interference with the possession, quiet enjoyment, use of or access to the premises which are the subject of the Rehovot Facility Leases. Neither Seller, nor, to the Knowledge of Seller, the applicable landlord or sublandlord is in default under any Rehovot Facility Lease, nor has any event occurred that, with the giving of notice or passage of time, would become a default under any Rehovot Facility Lease. The Physical Condition of the Rehovot Facility is in good operating condition and is usable.

(r) Government Grants. Section 5.1(r) of the Disclosure Schedules identifies each Governmental Grant that has been provided to Seller (each, a “Business Governmental Grant”). Except as set forth on Section 5.1(r) of the Disclosure Schedule, neither Seller nor its Affiliates have applied for and has not received any other Governmental Grants that are necessary for Seller’s or its Affiliates’ operation of the Business as currently conducted. Except as set forth on Section 5.1(r) of the Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that would reasonably be expected to give rise to or serve as the basis for: (a) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Business Governmental Grant, (b) the imposition of any limitation on any Business Governmental Grant or any benefit available in connection with any Business Governmental Grant, (c) a requirement that Seller return or refund any benefits provided under any Business Governmental Grant or (d) the applicability of any Business Governmental Grant (and any limitation or requirement arising therefore) on Seller or its Affiliates, their business or assets. Seller and to the extent applicable, its Affiliates, are in material compliance with the terms, conditions, requirements and criteria of all Business Governmental Grants (including any reporting requirements) and have duly fulfilled all conditions, undertakings and other material obligations relating thereto. Seller has made available to Purchaser accurate and complete copies, of (i) all applications and related documents and correspondence submitted by Seller or its Affiliates to the Innovation Authority or to any other Governmental Authority in connection with a Business Governmental Grant or application therefore and (ii) all certificates of approval and letters of approval (and supplements thereto) granted to Seller or to the extent applicable, its Affiliates, by any such Governmental Authority in connection with a Business Governmental Grant or application therefore.

(s) Schedule 5.1(s) of the Disclosure Schedules contains a complete list of all of the Business Permits.

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5.2 Representations and Warranties of Purchaser and Purchaser Guarantor. Purchaser and Purchaser Guarantor, jointly and severally, represents and warrants to Seller and Guarantor as follows:

(a) Organization and Existence. Purchaser, once incorporated in accordance with Section 6.13, will be a company organized under the laws of Israel, duly organized, validly existing and in good standing under the laws of the Israel, with full power and authority to own, lease, and operate its business and properties, except for those jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the Transactions.

(b) Authority; Binding Nature of Agreements. Purchaser Guarantor has the power to enter into this Agreement and each of the Related Agreements to which it is to be a party and to perform its obligations hereunder and thereunder. Purchaser, once incorporated in accordance with Section 6.13, will have the power to enter into the Written Joinder and the Related Agreements to which it is to be a party. The execution, delivery, and performance by Purchaser of the Written Joinder and the Related Agreements to which it is to be a party and Purchaser Guarantor of this Agreement and the Related Agreements to which it is to be a party, and the consummation by Purchaser and Purchaser Guarantor of the Transactions, have been duly authorized by all required action on the part of Purchaser and Purchaser Guarantor, as applicable. This Agreement and each Related Agreement to which it is to be a party have been duly executed and delivered by Purchaser and Purchaser Guarantor, and, assuming the due execution and delivery of this Agreement and each such Related Agreement by Seller and other counterparties thereto, this Agreement and such Related Agreements will each constitute a valid and legally binding obligation of Purchaser and Purchaser Guarantor, as applicable, enforceable against Purchaser and Purchaser Guarantor in accordance with their respective terms, subject to the laws relating to bankruptcy and insolvency.

(c) No Conflict. The execution and delivery by Purchaser of the Written Joinder and each of the Related Agreements to which it is to be a party and by Purchaser Guarantor of this Agreement and each of the Related Agreements to which it is to be a party, and Purchaser’s and Purchaser Guarantor’s compliance with the terms and conditions hereof and thereof, and the consummation by Purchaser and Purchaser Guarantor of the Transactions, do not and will not (i) conflict with any of, or require any consent of any Person that has not been obtained under, Purchaser’s or Purchaser Guarantor’s Organizational Documents, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to Purchaser or Purchaser Guarantor, (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material Contract to which Purchaser or Purchaser Guarantor is a party or by which it is bound or to which any of its assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of Purchaser or Purchaser Guarantor, except in each case as would not reasonably be expected to have a material adverse effect on Purchaser or Purchaser Guarantor or materially adversely affect the validity or enforceability of this Agreement against Purchaser or Purchaser Guarantor or materially adversely affect the ability of Purchaser or Purchaser Guarantor to consummate the Transactions.

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(d) Governmental Approvals and Filing. No consent, authorization, approval, or action of, filing with, notice to, or exemption from any Governmental Authority on the part of Purchaser or Purchaser Guarantor is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which Purchaser is to be a party or the consummation of the Transactions, except for any other consent, approval or action where the failure to obtain any such consent, approval, or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (A) have a material adverse effect on Purchaser or Purchaser Guarantor or (B) materially adversely affect the validity or enforceability against Purchaser or Purchaser Guarantor of this Agreement or such Related Agreements or materially adversely affect the ability of Purchaser or Purchaser Guarantor to consummate the Transactions.

(e) Legal Proceedings. There are no Actions pending, or to the Knowledge of Purchaser, threatened, against Purchaser that would reasonably be expected to prevent or delay the ability of Purchaser to enter into and perform its obligations under this Agreement or any Related Agreement, or the Transactions. There is no Order to which Purchaser is subject or that is pending or, to the Knowledge of Purchaser, threatened, that would reasonably be expected to prevent or delay the ability of Purchaser to enter into and perform Purchaser’s obligations under this Agreement or any Related Agreements, or the Transactions.

(f) Purchaser Acknowledgment. Purchaser acknowledges that neither Seller nor anyone acting on behalf of Seller has made any representation, guarantee or warranty whatsoever, either written or oral, with regard to the Acquired Assets, Rehovot Facility or the Business, except as specifically set forth in Section 5.1.

(g) No Brokers. No broker, finder, or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or its Affiliates.

6.	Additional Agreements

6.1 Conduct of the Business.

(a) During the period from the date of this Agreement and continuing until and through the earlier of the termination of this Agreement in accordance with Section 8 and the Closing (the “Pre-Closing Period”), Seller shall and shall cause its Affiliates to (except to the extent expressly contemplated by this Agreement or as consented to in writing by Purchaser Guarantor) use its commercially reasonable efforts to: (i) carry on the Business in the usual regular and ordinary course in substantially the same manner as heretofore conducted, including complying with all material applicable Laws and complying with the Rehovot Facility Leases, and to pay or perform other obligations when due, (ii) preserve intact the present Business, keep available the services of the Identified Service Providers, keep and preserve the Cell Banks, the Cell Lines and the Acquired Assets and preserve the relationships of Seller and its Affiliates with landlords, customers, suppliers, distributors, licensors, licensees, and others having dealings with Seller and its Affiliates that are necessary for the operations of the Business and (iii) promptly repair, restore or replace any Tangible Property constituting Acquired Assets that are destroyed or damaged and promptly notify the landlord under each of the Rehovot Facility Leases to remediate any deficiencies discovered at the Rehovot Facility.

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(b) Without limiting the foregoing, except as expressly contemplated by this Agreement, during the Pre-Closing Period, Seller shall not and shall cause its Affiliates not to, and shall not permit any of the following, without the prior written consent of Purchaser Guarantor (such consent not to be unreasonably withheld, delayed or conditioned):

(i) Sell, lease, license or otherwise transfer, or agree or commit to sell, lease, license or otherwise transfer any interest in the Acquired Assets or the Business or any interest in or right relating to any such interest, or dispose any of the Inventory (other than in the ordinary course of business);

(ii) permit, or agree, commit or offer (in writing or otherwise) to permit, any interest in the Acquired Assets or the Business to become subject, directly or indirectly, to any Lien;

(iii) terminate the employment of any Identified Service Provider (other than for good reason);

(iv) amend the terms of, or enter in to, any Contract with any labor union, works council, or similar organization;

(v) amend the terms of, or enter in to, any employment agreement, consulting agreement, or independent contractor agreement; grant, agree to grant, pay or modify the terms of any existing discretionary bonus, retention award, change in control award, special remuneration or special noncash benefit unless such bonus, award, etc. would be the responsibility of Seller and not Purchaser, and would not obligate Purchaser to make any payments on a going-forward basis; or (other than annual increases to annual base salary and wages in the ordinary course of business consistent with past practice), materially increase the benefits, salaries, wage rates or other annual compensation, of any Business Service Provider;

(vi) (i) terminate (other than by expiration) or amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such Contract) in any respect any Material Contract or (ii) enter into any Contract that may constitute an Acquired Contract at Closing, other than in the ordinary course of business and does not result in material Liability to be assumed by Purchaser (or its Affiliates) following Closing;

(vii) commence any Action relating to the Business or the Acquired Assets or settle any Action relating to the Business or the Acquired Assets;

(viii) enter into any transaction or take any other action in the conduct of or otherwise relating to the Business or the Acquired Assets outside the ordinary course of business consistent with Seller’s past practices that would have a Material Adverse Effect on the Business or the Acquired Assets;

(ix) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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(x) make, change or revoke any material Tax election; change an annual accounting period; adopt or change any accounting method with respect to Taxes; file any amended Tax Return; enter into any closing agreement; settle or compromise any Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, in each case to the extent such action would adversely affect the Acquired Assets or the Business in any Tax period (or portion thereof) beginning after the Closing Date; or

(xi) agree, commit or offer (in writing or otherwise) to take any of the actions described in this Section 6.1(b) or any action that would cause a material breach of Seller’s or Guarantor’s representations or warranties contained in this Agreement or prevent Seller from materially performing or causing its Affiliates not to materially perform its covenants hereunder.

6.2 Acquisition Proposal. Seller or Guarantor shall as promptly as practicable advise Purchaser Guarantor of any inquiries or proposals that constitute, or would reasonably be expected to lead to, a proposal or offer relating to a Competing Transaction other than the Transaction (an “Acquisition Proposal”) that is submitted during the Pre-Closing Period, directly or indirectly, to Seller or any of its Affiliates or Representatives, including, to the extent such disclosure does not conflict with any existing confidentiality obligations of Seller, the identity of the party making such Acquisition Proposal and any other information Purchaser Guarantor may reasonably request with respect to such Acquisition Proposal. In the event that the board of directors of Seller determines that it is in the best interests of Seller and its stockholders to enter into an agreement to consummate the transactions contemplated by, in the good faith determination of Purchaser Guarantor, a potential superior Acquisition Proposal (the “Superior Acquisition Proposal”) in lieu of the Transactions, Seller shall (a) provide Purchaser Guarantor with (i) written notice that an Acquisition Proposal received by Seller or its Affiliates potentially constitutes a Superior Acquisition Proposal and to the extent such disclosure does not conflict with any existing confidentiality obligations of Seller, the identity of the Person offering such Superior Acquisition Proposal and (ii) written copies of a summary of the material terms and conditions of the potential Superior Acquisition Proposal and any relevant proposed transaction agreements, to the extent available, (b) negotiate in good faith with Purchaser Guarantor with respect to proposed revisions or other proposals related to this Agreement and (c) in the event that Purchaser Guarantor and Guarantor agree to terminate this Agreement in accordance with Section 8.1(a) and Seller enters into an agreement to consummate a Superior Acquisition Proposal (the “Acquisition Proposal Agreement”) within twelve (12) months following the termination of this Agreement, Seller or its Affiliates shall complete all of the Essential Activities and the Priority Activities (each as defined in the Letter Agreement) by the later of (A) the time set for completion thereof in the Letter Agreement and (B) fifteen (15) Business Days following the date of entering into such Acquisition Proposal Agreement. Notwithstanding the foregoing, the Parties agree and acknowledge to comply with their obligations contained in Section 6.9(a).

6.3 Access to Information. During the Pre-Closing Period, Seller and its Affiliates shall afford Purchaser Guarantor and its accountants, counsel and other Representatives, reasonable access to (i) the Acquired Assets, the Rehovot Facility, personnel, books, contracts, commitments and records, (ii) Identified Service Providers and (iii) other information concerning the Business, the Rehovot Facility, and personnel of Seller and to the extent applicable, its Affiliates, as Purchaser Guarantor may reasonably request, including for purposes of verifying (x) the accuracy of any Schedules and Disclosure Schedules provided by Seller and Guarantor in accordance with this Agreement and (y) the Physical Condition of the Rehovot Facility; provided that such access is conducted (a) during normal business hours and in a manner that is not unreasonably disruptive to Seller and (b) at Purchaser Guarantor’s expense. Any non-public information obtained by Purchaser Guarantor during such investigation shall be held in confidence pursuant to Section 6.6. Notwithstanding anything to the contrary in this Agreement, neither Seller nor its Affiliates shall be required to disclose any information to Purchaser Guarantor if such disclosure would: (i) contravene any applicable Law, fiduciary duty, or binding agreement entered into prior to the date of this Agreement or (ii) jeopardize any attorney-client or other privilege; provided, however, Seller shall use commercially reasonable efforts to find alternative ways to disclose information, including without limitation by entering into a common interest agreement with Purchaser Guarantor.

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6.4 Access to Information regarding Taxes. Following Closing, Seller shall afford Purchaser, its Affiliates and their accountants, counsel and other Representatives, to the extent reasonably necessary for purposes of Purchaser’s or its Affiliates’ obligations with respect to the payment of Taxes or the filing of Tax Returns (if any) on or with respect to the Acquired Assets, reasonable access to books, records and documents held by Seller, its Affiliates or their counsel, with respect to the payment of such Taxes or the filing of such Tax Returns (if any).

6.5 Notification of Certain Matters. Seller shall give prompt notice to Purchaser Guarantor if any of the following occurs during the Pre-Closing Period; provided, that the delivery of any notice by Seller pursuant to this Section 6.5 shall not modify any representation or warranty of Seller, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to Purchaser Guarantor and the failure of Purchaser Guarantor to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of Seller, and provided, further, that an unintentional failure to give any such notice shall not constitute a breach of this Agreement other than to the extent it materially prejudices Purchaser Guarantor:

(i) receipt of any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Acquired Contracts;

(ii) receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(iii) receipt of any notice or other communication from any Governmental Authority in connection with the Transactions;

(iv) receipt of any notice or other communication from any landlord under the Rehovot Facility Leases or any other Person relating to Seller’s or its Affiliate’s alleged breach, noncompliance or default in any respect with the terms of the Rehovot Facility Leases,

(v) the occurrence or non-occurrence of any fact or event, to the Knowledge of Seller, which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied such that Section 4.2(a)(ii) would not be satisfied;

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(vi) the commencement or threat of any Action involving or affecting the Rehovot Facility or the Business, including any Actions involving an Insolvency Event;

(vii) the occurrence of any fact or event of which Seller or its Affiliates becomes aware that results in the inaccuracy in any representation or warranty of Seller in this Agreement such that Section 4.2(a)(i) would not be satisfied;

(viii) the occurrence of any material damage or deficiencies to the Physical Condition of the Rehovot Facility; and

(ix) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect.

6.6 Confidentiality.

(a) From and after the Closing, subject to Section 6.7, all information relating to Seller, and its Affiliates, the Transaction Information (as defined below), the Excluded Assets and the Excluded Liabilities (collectively, the “Seller’s Confidential Information”) shall be kept confidential and shall not be disclosed by Purchaser in any manner, in whole or in part, to any other Person without the prior written consent of Seller; provided that Purchaser may, without the written consent of Seller, provide the Transaction Information to its respective investors, potential investors, strategic partners, Affiliates and advisors to the such Persons to whom such information is disclosed are made aware of the confidential nature of the information, are directed by Purchaser to keep such information confidential and are bound by confidentiality restrictions with respect to the information shared. The “Transaction Information” shall mean all information regarding the terms of this Agreement (other than any such information disclosed in accordance with the requirements of Section 6.5.) The Parties acknowledge that “Seller’s Confidential Information” shall not be deemed to include any information which was in, or comes into, the public domain through no breach of this Agreement by Purchaser.

(b) From and after the Closing, subject to Section 6.7, all information relating to Purchaser and its Affiliates, the Transaction Information, the Business, the Acquired Assets and the Assumed Liabilities (collectively, the “Purchaser Confidential Information” and together with Seller’s Confidential Information, the “Parties Confidential Information”) shall be kept confidential and shall not be disclosed by Seller in any manner, in whole or in part, to any other Person without the prior written consent of Purchaser; provided that that Seller may, without the written consent of Purchaser, provide the Transaction Information to its investors, strategic partners, Affiliates and advisors to the extent such Persons to whom such information is disclosed are made aware of the confidential nature of the information, are directed by such Party to keep such information confidential and are bound by confidentiality restrictions with respect to the information shared. The Parties acknowledge that Purchaser Confidential Information shall not be deemed to include any information which was in, or comes into, the public domain through no breach of this Agreement by Seller.

(c) The prohibitions against disclosure of Parties Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies that Purchaser may have available pursuant to applicable Laws of any jurisdiction or at common law to prevent the disclosure of trade secrets or proprietary information, and the enforcement by Purchaser of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement.

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6.7 Public Disclosure.

(a) Subject to the rest of this Section 6.7, no disclosure of the terms of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law. Following the initial joint press release announcing this Agreement, which will be mutually agreement upon by Seller and Purchaser, either Party shall be free to disclose or publicize, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

(b) A Party and/or its Affiliates may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission or other Governmental Authority but only to the extent required by Law after complying with the procedure set forth in this Section 6.7. In such event, Seller or Purchaser seeking such disclosure (on its own behalf or on behalf of an Affiliate) will prepare a draft confidential treatment request and proposed redacted version of this Agreement to request confidential treatment for this Agreement, and the other Party agrees to promptly (and in any event, no less than seven (7) days after receipt of such confidential treatment request and proposed redactions) give its input in a reasonable manner in order to allow the Party seeking disclosure to file its request within the time lines proscribed by applicable Laws. The Party seeking such disclosure shall exercise commercially reasonable efforts to obtain confidential treatment of the Agreement as represented by the redacted version reviewed by the other Party.

(c) Each Party acknowledges that the other Party (or Parties) and/or such Parties’ Affiliates, may be legally required to make public disclosures (including in filings with the Securities Exchange Commission or pursuant to rules or regulations of a stock exchange on which such entity’s stock is listed) of certain material developments or material information generated under this Agreement and agrees that each Party (or Parties, and including the Affiliates of each Party) may make such disclosures as required by Law, provided that the Party seeking such disclosure first provides the other Party a copy of the proposed disclosure, and provided further that (except to the extent that the Party seeking disclosure is required to disclose such information to comply with Law) if a Party demonstrates to the reasonable satisfaction of the Party seeking disclosure, within three (3) business days of such Party’s providing the copy, that the public disclosure of previously undisclosed information will materially adversely affect the Business, the Party seeking disclosure will remove from the disclosure such specific previously undisclosed information as the other Party shall reasonably request to be removed.

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6.8 Cell Banks and Cell Lines. Purchaser, Seller and Guarantor hereby acknowledge and agree that as of the Agreement Date, the Cell Banks and the Cell Lines are licensed to Seller and Guarantor pursuant to the terms of the Ferring License and sublicensed by Guarantor to Purchaser Guarantor and its Affiliates pursuant to the Collaboration Agreements, Purchaser undertakes not to utilize the Cell Banks and the Cell Lines for any purpose other than as permitted in accordance with the terms of the Ferring License. Seller and Guarantor acknowledge and agree that, contingent upon Seller and Guarantor obtaining any applicable consent required under the Ferring License, Purchaser shall be permitted to   transfer the Cell Banks and Cell Lines from the Rehovot Facility . In the event that Purchaser utilizes the Cell Banks or the Cell Lines for any purpose other than for as permitted in accordance with the terms of the Ferring License, Purchaser shall immediately return the Cell Banks and Cell Lines in accordance with the Collaboration Agreements.

6.9 Further Assurances and Cooperation.

(a) Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, Seller on the one hand and Purchaser on the other hand agree to use their respective reasonable best efforts, and to cooperate with the other Party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the following: (i) the obtaining of all necessary actions or non-actions, waivers, consents, and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any); (ii) the obtaining of all necessary consents, approvals, or waivers from Third Parties required in accordance with the transfer of any Acquired Asset from any Seller to Purchaser pursuant to Section 2.1; (iii) the execution and delivery of any additional agreements or instruments necessary to consummate the Transactions and to fully carry out the purposes of, this Agreement and the Related Agreements; and (iv) following the Closing, the identification and delivery of all Acquired Assets not previously identified and delivered pursuant to Section 6.12.

(b) Cooperation. If, in order to properly prepare any documents or reports required to be filed with any Governmental Authority, it is necessary that either Purchaser, on the one hand, or Seller, on the other hand, be furnished with additional information, documents, or records relating to the Business, the Acquired Assets, the Excluded Liabilities, or the Assumed Liabilities, and such information, documents, or records are in the possession or control of the other Party (or Affiliates thereof), such other Party shall use its respective commercially reasonable efforts to furnish or make available such information, documents, or records (or copies thereof) at the recipient’s reasonable request and at recipient’s cost and expense; provided, that, the Parties agree that any such materials received pursuant to this Section 6.9(b) shall constitute and be treated as Confidential Information.

6.10 Tax Matters.

(a) All personal property and similar ad valorem Taxes that relate to the Acquired Assets and are applicable to a Straddle Period shall be prorated based on the number of days in such Straddle Period that occur on or before the Closing Date, on the one hand, and the number of days in such Straddle Period that occur after the Closing Date, on the other hand, with the amount of such Taxes allocable to the portion of the Straddle Period ending on the Closing Date being the responsibility of Seller and the remainder being the responsibility of Purchaser.

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(b) Notwithstanding anything in this Agreement to the contrary, Seller shall be liable for and pay, and agrees to indemnify and hold harmless Purchaser and its Affiliates from and against, any and all real property transfer or gains, sales, use, stamp, value added, goods and services, stock transfer or other similar Taxes (including penalties and interest) imposed on the Transactions (collectively, “Transfer Taxes”). The Party responsible under applicable Law for submitting payment of such Transfer Taxes to the proper Tax Authority shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. If required by applicable Law, Purchaser or Seller shall join in the execution of any such Tax Returns and other documentation.

(c) Purchaser and its Affiliates shall not bear any cost of interest or penalties arising as a result of late filings, late payment, or any other negligence of Seller with regard to the Israeli VAT liability arising as a result of the transactions contemplated hereby.

(d) Purchaser and its Affiliates shall have the right to control the conduct, through counsel of its own choosing, of any audit, claim for refund or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to any Israeli VAT liability it is required to bear pursuant to this Agreement.

(e) After the Closing, Seller and Purchaser shall, to the extent related to the Business, the Acquired Assets or the Assumed Liabilities:

(i) provide the other Party (or Parties) with such assistance as may be reasonably requested in connection with the preparation of any Tax Return;

(ii) cooperate to the extent reasonably requested by the other Party (or Parties) in preparing for any audits of, or disputes with any Tax Authority regarding Taxes or Tax Returns;

(iii) make available to the other Party (or Parties) and to any Tax authority as reasonably requested all information, records and documents relating to Taxes or Tax Returns; and

(iv) timely sign and deliver such certificates or forms as may be reasonably requested by the other Party (or Parties) to the extent necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to any Transfer Taxes.

(f) Seller shall not permit to exist any Tax deficiencies (including penalties and interest) assessed against or relating to Acquired Assets or the Business with respect to Pre-Closing Tax Periods of a character or nature that would reasonably be expected to result in Liens or claims on any of the Acquired Assets or the Business or on the Purchaser’s title or use of the Acquired Assets or the Business following the Closing Date or that would reasonably be expected to result in any claim for Taxes against the Purchaser or its Affiliates.

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6.11 Service Provider Matters.

(a) Section 6.11 of the Disclosure Schedules lists a true and complete list of key employees necessary for the operation of the Business (the “Key Employees”). During the Pre-Closing Period, Seller shall use its commercially reasonable efforts to (or to the extent applicable, cause its Affiliates to) retain the employment of Key Employees and fill any open positions after seeking Purchaser’s consent (not to be unreasonably withheld, unconditioned or delayed).

(b) As soon as possible following the Agreement Date, but in any event, no later than thirty (30) days thereafter, Purchaser Guarantor shall notify Seller, in writing, of the identify of those Business Service Providers Purchaser intends to engage or employ following Closing in accordance with this Section 6.11 (the “Identified Service Providers”). Purchaser shall use its commercially reasonable efforts to engage or employ the identified Service Providers (on an employee-by-employee basis) in their current positions following Closing and to ensure a continuation of the same, equivalent or better rights of such Identified Service Providers as under their current engagement or employment. Seller shall be responsible for any Liabilities and/or Service Provider Retained Liabilities incurred as a result of the termination of their engagement or employment in accordance with this Section 6.11(b), including depositing any amounts of severance, accrued prior to or on Closing Date required by applicable Law into the employees’ fund on or prior to the Closing Date. Purchaser shall provide offer letters to the Identified Service Providers which offer letters will be conditional upon the Closing occurring and provide for (i) at least the same level of base salary and wage rates, as applicable, as were provided to such Identified Service Provider immediately prior to the Closing and (ii) employee benefits that are substantially similar in the aggregate to such benefits that were provided to such Identified Service Provider immediately prior to the Closing (the “fire and rehire method”) . Nothing in this Section 6.11(b) shall create any third-party beneficiary rights in any Identified Service Provider; confer upon any Identified Service Provider any right to continued employment or engagement for any period or continued receipt of any specific employee or other benefit; constitute an amendment to or any other modification of any benefit plan; or alter or limit Purchaser’s or its Affiliates’ ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement.

(c) Seller shall terminate the engagement or employment of the Identified Service Providers prior to and contingent upon the Closing and shall have fully satisfied any and all Liabilities with respect to each of the Identified Service Provider which are due and payable on or before the date each Identified Service Provider is terminated. Seller shall be responsible for all Service Provider Retained Liabilities incurred as a result of the termination of the Service Providers in accordance with this Section 6.11(b). Prior to Closing, Seller shall satisfy all requirements under applicable Laws and Contracts necessary to effect the termination of such Identified Service Providers, including employees having a hearing with notice provided all in accordance with the Israeli law, if applicable and providing all such Identified Service Providers with notice of termination of employment satisfying all notice requirements applicable to such Identified Service Providers. Seller hereby covenants and agrees with Purchaser that effective as of the Closing (i) all non-competition, confidentiality, non-solicitation and other restrictive covenants granted by any Identified Service Provider in favor of Seller, if any, shall be fully waived with respect to Purchaser and its Affiliates and (ii) Seller releases all claims it may have against such Identified Service Provider.

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(d) Engagement or employment with Purchaser of the Identified Service Providers shall be effective as of the day following the Closing, or as otherwise agreed between Purchaser and the applicable Identified Service Provider. Seller’s termination of its engagement or employment of Identified Service Providers shall be effective as of the Closing or as otherwise agreed between the Parties. Seller and Purchaser shall cooperate to ensure an orderly transition of the Identified Service Providers. For the avoidance of any doubt, Identified Service Providers will commence their employment with Purchaser with no accrued balance of vacation and/or sick days.

6.12 Reconciliation.

(a) During the Pre-Closing Period, Seller, Guarantor and its Affiliates shall in good faith determine if there are any Acquired Assets, including any Business Service Providers, held, employed or engaged by any of Seller’s Affiliates (other than Seller) that would constitute Seller Wrong Pocket Assets if held, employed or engaged by such Seller’s Affiliate following Closing, and upon becoming aware of such Acquired Asset, shall (a) promptly notify Purchaser Guarantor in writing thereof, (b) cause such Acquired Asset to be transferred, terminated (and rehired by Seller), or assigned from such Affiliate to Seller prior to Closing, in accordance with its terms and pursuant to instruments of conveyance in form and substance reasonably acceptable to Purchaser Guarantor and (c) at the Closing, Seller shall convey, transfer and assign such Acquired Asset to Purchaser in accordance with Section 2.1.

(b) For six (6) months after the Closing Date, either Seller or Purchaser, may notify the other Party of any Seller Wrong Pocket Assets that either Seller or Purchaser becomes aware of and reasonably believe should have been transferred to Purchaser or its designated Affiliate under this Agreement as part of the Acquired Assets. If Seller or Purchaser determine in good faith that such asset was intended to be transferred to Purchaser or its designated Affiliate as part of the Acquired Assets under this Agreement, such asset shall be assigned by Seller or its Affiliate to Purchaser or its designated Affiliate without any additional consideration, and Seller agrees to use commercially reasonable efforts during such period to promptly deliver, or cause to be delivered, any such asset to any Purchaser or its designated Affiliate, as applicable.

(c) For six (6) months after the Closing Date, either Seller or Purchaser may notify the other Party of any asset transferred to Purchaser or its designated Affiliate in connection with the Transactions that either Seller or Purchaser reasonably believes should have been retained by Seller under this Agreement as part of the Excluded Assets. If Seller or Purchaser determine in good faith that such asset was intended to be retained by Seller or any of its Affiliates as part of the Excluded Assets under this Agreement, such asset shall be assigned by Purchaser or its Affiliate, as applicable, to Seller or its Affiliate without additional consideration, and Purchaser agrees to use commercially reasonable efforts during such period to promptly deliver, or cause to be delivered, any such asset to Seller or its Affiliate, as applicable.

6.13 Formation of Purchaser; Joinder. During the Pre-Closing Period, Purchaser Guarantor or its Affiliates shall incorporate Purchaser in Israel and following its incorporation, Purchaser shall execute a written joinder reasonably acceptable to Seller (the “Written Joinder”) to assume all of its rights and obligations hereunder as “Purchaser” and to be bound by all of the terms of this Agreement as “Purchaser.”

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6.14 Business Permits. Notwithstanding anything to the contrary of this Agreement, including the provisions of Section 6.9, during the Pre-Closing Period, (a) Purchaser shall use its commercially reasonable efforts to apply for and obtain each Business Permit and (b) Seller shall use its commercially reasonable efforts to cooperate with Purchaser to obtain each such Business Permit, including, to the extent practicable, providing the services of Key Employees to assist Purchaser in applying for such Business Permits and executing any documentation necessary for expedited processing.

6.15 Repurchase . If Seller determines, following the Closing, but prior to December 31, 2024 (the “Repurchase End Date”), that it desires to repurchase the Acquired Assets from Purchaser (the “Repurchase”), Seller and Purchaser shall discuss in good faith (a) the conditions to be satisfied to allow for the conveyance, transfer and assignment of Purchaser’s rights, title and interest in such Acquired Assets then owned or held by Purchaser to Seller, which shall include (but not necessarily be limited to): (i) any lease agreements entered into by Purchaser with respect to the Rehovot Facility then in effect (subject to Purchaser obtaining any required consent required in accordance with the terms of such lease agreements), (ii) such part of the Acquired Assets then owned or held by Purchaser (as such term may be amended to reflect what is actually then owned or held by Purchaser as of such date) as determined by Purchaser as being necessary for the conduct of the Business (to the extent transferrable), and (iii) such Business Service Providers as may be chosen by Seller (the “Repurchased Assets”), (b) the assumption by Seller of liabilities associated with the Repurchased Assets, (c) certain assets and liabilities to be excluded from the Repurchase (provided that in no event will the liabilities retained by Purchaser include Excluded Liabilities) and (d) the consideration for the Repurchase, which shall be an aggregate amount of cash to be wired by Seller to Purchaser or an Affiliate of Purchaser equal to the sum of the Purchase Price plus costs and expenses and Taxes payable as a result of the Repurchase to the extent they would have been payable by the Purchaser pursuant to this Agreement, mutatis mutandis   . Anytime following Closing, including specifically following the Repurchase End Date and prior to December 31, 2025 (such period, the “Second Repurchase Period”), Purchaser shall have the right in its sole discretion to (1) assign the Rehovot Facility Lease to a third-party Person that is not an Affiliate of Purchaser or (2) cease operations of the Business at the Rehovot Facility (both (1) and (2) being the “Purchaser Facility Cessation Rights”); provided that if Purchaser intends to exercise either of its Purchaser Facility Cessation Rights during the Second Repurchase Period, prior to exercising its first Purchaser Facility Cessation Right, Purchaser shall (A) provide Seller with [**] advanced written notice of such intent and (B) for a period of [**] following the date that such notice is provided to Seller, allow Seller the option to exercise the Repurchase as envisaged in this Section 6.15. Seller and Guarantor acknowledge and agree that at any time following Closing, notwithstanding anything to the contrary contained herein, Purchaser shall have the right in its sole discretion to exercise either of its Purchaser Facility Cessation Rights.

6.16 IIA Consent. Seller shall use its reasonable commercial efforts to take such actions necessary to obtain the IIA Consent promptly following the Agreement Date and in any event prior to the Closing. In connection with the release of the IIA Lien and procurement of the IIA Consent, Seller shall, and shall cause its Representatives to permit Purchaser to review (and Seller shall consider in good faith the views of Purchaser in connection with) any documents before submitting such documents to the IIA; and (ii) promptly provide any responses or communications received from the IIA in connection with the IIA Lien and IIA Consent.

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6.17 Supply Agreement. During the Pre-Closing Period, Purchaser and Guarantor shall each use its respective commercially reasonable efforts to negotiate and enter into the Supply Agreement, to be effective subject to and contingent upon the Closing.

6.18 Release from Securities. During the Pre-Closing Period, Purchaser shall use its commercially reasonable efforts cooperate with Seller to obtain, effective contingent upon Closing (i) the release of the Landlord Securities and (ii) the release of any deposit or other security provided by Seller under any Acquired Contract listed on Schedule 6.18 to be provided by Seller to Purchaser Guarantor within 30 days of the Agreement Date (as agreeable by Purchaser Guarantor), it being understood and agreed, in relation to all of the foregoing, that Purchaser shall be required to provide substitute deposits and securities.

7.	Indemnification

7.1 Indemnification by Seller, Guarantor, Purchaser and Purchaser Guarantor.

(a) Indemnification by Seller and Guarantor. Subject to the terms and conditions of this Agreement, Seller and Guarantor will, jointly and severally, indemnify and hold harmless Purchaser, its Affiliates, and their respective officers, directors, managers, employees, agents, representatives, successors, and permitted assigns (each, a “Purchaser Indemnified Party” and collectively, the “Purchaser Indemnified Parties”) against and in respect of any Losses suffered or incurred by any Purchaser Indemnified Party resulting from or arising out of any of the following, in each case, directly or indirectly, and whether rising out of a Third-Party Claim or a direct claim:

(i) any misrepresentation or breach of any of the representations and warranties given or made by Seller and Guarantor in Section 5.1 of this Agreement or any Related Agreement as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date), except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall have been true and correct on and as of such specified date or dates;

(ii) any breach of any covenant or agreement made by Seller under this Agreement or any Related Agreement;

(iii) any Excluded Assets;

(iv) any Excluded Liabilities;

(v) any matter set forth on Schedule 7.1(v);

(vi) the IIA Lien, release of the IIA Lien and/or obtaining the IIA Consent; or

(vii) any fraud committed by Seller in connection with this Agreement or any Related Agreement.

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(b) Indemnification by Purchaser and Purchaser Guarantor. Subject to the terms and conditions of this Agreement, Purchaser and Purchaser Guarantor will, jointly and severally, indemnify and hold harmless Seller and its Affiliates and their respective officers, directors, managers, employees, agents, representatives, successors, and permitted assigns (each, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) against and in respect of any Losses suffered or incurred by any Seller Indemnified Party resulting from or arising out of any of the following, in each case, directly or indirectly, and whether rising out of a Third-Party Claim or a direct claim:

(i) any misrepresentation or breach of any of the representations and warranties given or made by Purchaser and Purchaser Guarantor in Section 5.2 of this Agreement or any Related Agreement as of the date of this Agreement and as of the Closing Date (as though such representation or warranty were made as of the Closing Date), except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case such representations and warranties shall have been true and correct on and as of such specified date or dates;

(ii) any breach of any covenant or agreement made by Purchaser under this Agreement or any Related Agreement; and

(iii) the Assumed Liabilities.

7.2 Survival. All representations and warranties made by Seller in this Agreement, the Disclosure Schedules or any certificate delivered pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing until the date that is twelve (12) months following the Closing Date; provided, however, that any claims for indemnification (i) arising with respect to the Fundamental Representations (other than pursuant to the last sentence of Section 5.1(q)) shall survive until sixty (60) days after the expiration of the applicable statute of limitations or (ii) involving fraud shall survive until the expiration of the applicable statute of limitations. All representations and warranties made by Purchaser in this Agreement shall survive the execution and delivery of this Agreement and the Closing until the date that is twelve (12) months following the Closing Date. All covenants and agreements of the Parties in this Agreement and the Related Agreements shall survive Closing and continue in effect and expire in accordance with their respective terms. Notwithstanding anything to the contrary contained in this Section 7.2, any claim which any Indemnified Party shall have delivered to the Indemnifying Party prior to the termination of the applicable survival period in accordance with this Agreement shall survive until the resolution of such claim.

7.3 Limits on Indemnification.

(a) No claim for Losses shall be made under Section 7.1(a)(i) or under Section 7.1(b)(i) unless the aggregate of Losses exceeds $[**] for which claims are made hereunder (the “Threshold”), in which case Seller Indemnified Party or Purchaser Indemnified Party, as applicable, shall be entitled to seek compensation for all Losses, including the amount of the Threshold; provided, however, that the Threshold shall not apply to any Losses arising from fraud or the Fundamental Representations.

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(b) The aggregate amount of Losses pursuant to Section 7.1(a)(i) or under Section 7.1(b)(i) shall not exceed an amount equal $[**] (the “Cap”); provided, however, that the Cap shall not apply to and the aggregate amount of Losses shall not exceed an amount equal to (i) $[**] with respect to any misrepresentation or breach of the representation and warranty made in Section 5.1(q) and (ii) the Purchase Price with respect to any misrepresentation or breach of a Fundamental Representation; provided, further, that the foregoing caps and the Cap shall not apply to any Losses arising from fraud. There shall not be any multiple recovery for any Losses or multiple recovery for duplicate Losses under this Agreement or any other Related Agreement; provided, however, that the foregoing limitation shall not prevent a Indemnified Party from recovering all Losses to which it is entitled hereunder arising out of the same set of facts and circumstances notwithstanding the fact that an indemnification claim for such Losses is based upon more than one representation, warranty, agreement or covenant. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate Losses if and to the extent required by applicable Law.

(c) Notwithstanding anything to the contrary contained in this Agreement or otherwise, the Indemnified Parties expressly intend and agree that the amount of any Losses incurred by the Indemnified Party shall be reduced by any amount actually recovered by such Indemnified Party with respect thereto under any insurance coverage (net any costs and expenses, including deductibles, costs of recovery and the amount of any insurance premium increases).

(d) For the purposes of determining the amount of Losses and whether a breach of a representation or warranty made by an Indemnifying Party has occurred, all qualifications or exceptions in any representation or warranty relating to or referring to the term “material,” “materiality,” “in all material respects,” “Material Adverse Effect” or any similar term or phrase shall be disregarded.

(e) The right to indemnification, payment of Losses or for other remedies based on any representation, warranty, covenant or obligation contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

7.4 Exclusive Remedy. The Parties acknowledge and agree that, from and after the Closing, other than in the case of fraud, the indemnification provisions provided for in this Section 7 will be the exclusive remedy of the Purchaser Indemnified Parties against Seller and Seller Indemnified Parties against Purchaser for any breach of any representation, warranty, covenant, or agreement contained in this Agreement or other Claim arising out of or relating to this Agreement or the Related Agreements. Nothing in this Section 7.4 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled to pursuant to Section 9.3.

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7.5 Resolution of Indemnification Disputes. In order to seek indemnification under this Section 7, the Indemnified Party shall deliver a certificate signed by a duly authorized officer of the Indemnified Party (each, a “Claim Notice”) to the Indemnifying Party which contains: (a) a description and the amount, if known, of any Losses incurred or reasonably expected to be incurred by the Indemnified Party (which, if known, shall be calculated and estimated by the Indemnified Party in good faith), (b) a statement that the Indemnified Party is entitled to indemnification under this Section 7 for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses. Upon reasonable request, the Indemnified Party shall furnish the Indemnifying Party with any information to the extent that such information is reasonably necessary in order to evaluate the Claim Notice and the underlying Claims. Notwithstanding the foregoing, failure to notify the Indemnifying Party in accordance with this Section 7.5 will not relieve the Indemnifying Party of any obligation that it may have to the Indemnified Party except to the extent the Indemnifying Party is actually and materially prejudiced by the Indemnified Party’s failure to give such timely notice. If an Indemnifying Party disputes or contests the basis or amount of any Claim set forth in a Claim Notice delivered by an Indemnified Party in accordance with the provisions of Section 7, the dispute will be resolved as set forth below:

(a) The Indemnifying Party may object to a Claim for indemnification set forth in Claim Notice by delivering to the Indemnified Party seeking indemnification a written statement of objection to the Claim made in the Claim Notice (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party within thirty (30) days following the receipt of the applicable Claim Notice (such deadline, the “Objection Deadline” for such Claim Notice and the Claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the Claims in respect of which the objection is made.

(b) To the extent the Indemnifying Party does not object in writing (as provided in Section 7.5(a)) to the Claims contained in such Claim Notice prior to the Objection Deadline for such Claim Notice, such failure to so object shall be an irrevocable acknowledgment and agreement by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the Claims for Losses set forth in such Claim Notice (and such entitlement shall be conclusively and irrefutably established) (or, in the case of any Claim Notice in which the Losses (or any portion thereof) are estimated, the amount of such Losses (or such portion thereof) as finally determined) from the Indemnifying Party (any such Claim, an “Unobjected Claim”). Within thirty (30) days of a Claim becoming an Unobjected Claim, the Indemnifying Party shall make the applicable payment to such Indemnified Party, subject to the limitations set forth in this Section 7.

(c) In case an Indemnifying Party timely delivers an Objection Notice in accordance with Section 7.5(a), the Parties shall attempt in good faith to agree upon the rights of the Indemnifying Party with respect to each of such Claims. If the Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by both Parties (any Claims covered by such an agreement, a “Settled Claim”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Party pursuant to the Settled Claim within thirty (30) days of the applicable Claim becoming a Settled Claim.

(d) If no such agreement can be reached after good faith negotiation within forty-five (45) days after delivery of an Objection Notice, then upon the expiration of such forty-five (45)-day period, Seller or Purchaser may seek to resolve such dispute pursuant to Section 9.2.

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7.6 Third Party Claims.

(a) Notice. If an Indemnified Party shall become aware of an indemnifiable matter arising from any pending or threatened Legal Proceeding by or against a Third Party (each such action or suit being a “Third Party Claim”), the Indemnified Party shall promptly give written notice (a “Third Party Notice”) to the Indemnifying Party of the basis for such Third Party Claim, which notice shall set forth the nature of the Third Party Claim, including, if known, the estimated amount of such claim in reasonable detail and include copies of any documents served on the Indemnified Party with respect to such Third Party Claim. Notwithstanding the foregoing, failure to notify the Indemnifying Party in accordance with this Section 7.6(a) will not relieve the Indemnifying Party of any obligation that it may have to the Indemnified Party except to the extent the defense of such Third Party Claim is actually and materially prejudiced by the Indemnified Party’s failure to give such notice.

(b) Control. The Indemnifying Party, shall have the right to assume and control the defense of such Third Party Claim for which the Indemnifying Party is obligated to indemnify pursuant to this Section 7 at the Indemnifying Party’s sole cost and expense and through counsel reasonably acceptable to the Indemnified Party; provided, however that the Indemnifying Party may not assume control of defense to a Third Party Claim (i) involving criminal liability or in which equitable relief other than monetary damages is sought, (ii) if the Indemnifying Party has not notified the Indemnified Party in writing that it will be liable to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim, (iii) the amount in dispute is reasonably likely to exceed the Cap or the Indemnifying Party is reasonably expected to not have the financial wherewithal to indemnify the Indemnified Party for the estimated Losses associated with such Third Party Claim, (iv) involving (a) the Rehovot Facility Leases or (b) release of the IIA Lien, or (v) where the Indemnifying Party failed to actively pursue the defense of such Third Party Claim in good faith. If the Indemnifying Party elects to assume and control the defense of such Third Party Claim which relates to any Losses indemnified by it hereunder, it shall within seven (7) days (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party in writing of its intent to do so. If the Indemnifying Party elects not to assume and control the defense of such Third Party Claim or is not permitted to assume the defense of a Third Party Claim pursuant to the foregoing proviso, the Indemnified Party may assume and control the defense of such Third Party Claim, subject to the provisions below. The Party controlling the defense (the “Controlling Party”) shall from time to time apprise the non-controlling Party (the “Non-Controlling Party”) of the status of the Third Party Claim and any resulting Legal Proceeding and shall furnish the Non-Controlling Party with such documents and information filed or delivered in connection with such Third Party Claim as the Indemnified Party may reasonably request. The Controlling Party shall not admit any liability to any Third Party in connection with any matter which is the subject of a Third Party Notice.

(c) Indemnified Party. Notwithstanding anything herein stated to the contrary, the Non-Controlling Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, that the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate or (B) in the reasonable opinion of outside counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. The Controlling Party shall have the right to compromise or settle such Third Party Claim with the consent of the Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned, or delayed). For the avoidance of doubt, it shall be reasonable for an Indemnified Party to withhold, condition or delay its consent: (1) unless the claimant provides to such Party an unqualified release of the Indemnified and Indemnifying Parties from all liability in respect of such Third Party Claim, (2) where the Indemnifying Party is the Controlling Party, such settlement involves any injunctive relief binding upon the Indemnified Party or any of its Affiliates, (3) where the Indemnifying Party is the Controlling Party, such settlement encumbers any of the material assets of any Indemnified Party or imposes any restriction or condition that would apply to or materially affect any Indemnified Party or the conduct of any Indemnified Party’s business and (4) where the Indemnifying Party is the Controlling Party, such settlement involves any admission of liability or wrongdoing by any Indemnified Party or any of its Affiliates. Each Party shall furnish the other Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the other Party in the defense of such Third Party Claim.

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7.7 Payments; Tax Treatment. Once the amount of Losses are agreed to by the Indemnifying Party or finally determined to be payable pursuant to this Section 7, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final determination by wire transfer of immediately available funds to the Indemnified Party. To the extent permitted by applicable Law, any amounts payable pursuant to this Section 7 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price for Tax purposes to the extent permitted by applicable Laws

8.	Termination

8.1 Termination Rights. Subject to Section 8.2, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing (with respect to Sections 8.1(b) through (e) by written notice by the terminating Party to the other Party):

(a) by the mutual written consent of Purchaser and Seller;

(b) by either Purchaser or Seller if the Transactions shall not have been consummated before 12:01 a.m. Pacific time on December  31, 2024; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the consummation of the Closing to occur on or before such date;

(c) by either Purchaser or Seller if a court of competent jurisdiction or other Governmental Authority shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement;

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(d) by either Purchaser or Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of Seller (in the case of Purchaser) or Purchaser (in the case of Seller) as set forth in this Agreement, which breach (i) causes the conditions set forth in Section 4.2(a) (in the case of termination by Purchaser) or Section 4.2(b) (in the case of termination by Seller) not to be satisfied and (ii) shall not have been cured within ten (10) Business Days following receipt by Purchaser (in the case of a breach by Seller) or by Seller (in the case of a breach by Purchaser); or (e)

(e) by Purchaser, if Seller has provided Purchaser Guarantor with notice in accordance with Section 6.4(a)(viii) of any material damage or deficiency to the Physical Condition of the Rehovot Facility and Purchaser Guarantor reasonably determines that there has been material damage or deficiency to the Physical Condition of the Rehovot Facility.

8.2 Effect of Termination; Release of Escrow. In the event of termination of this Agreement as provided in Section 8.1, this Agreement will forthwith become void and there shall be no liability or obligation on the part of Purchaser, Purchaser Guarantor, Seller or Guarantor, or their respective officers, directors, or stockholders; provided, that each Party will remain liable for any willful breaches of this Agreement or in any certificate or other instruments delivered pursuant to this Agreement; provided, further however, that the provisions of Sections 6.6, 6.7, 8.2 and 9 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 8. Upon the valid termination of this Agreement in accordance with Section 8.1, Purchaser and Seller shall provide joint written instructions to the Escrow Agent directing the Escrow Agent to release the Escrow Amount to an account provided by Purchaser in accordance with the terms of the Escrow Agreement.

8.3 Extension; Waiver. At any time prior to the Closing, Seller on the one hand, and Purchaser on the other, by action taken or duly authorized by all requisite corporate action, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

9.	Miscellaneous

9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard applicable principles of conflicts of law. Each of the Parties irrevocably consents to the exclusive jurisdiction of the courts of Tel Aviv, Jaffa, in connection with any matter based upon or arising out of this Agreement or the matters contemplated hereby or thereby and agrees that process may be served upon it in any manner authorized by the laws of Israel for such Persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

9.2 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

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9.3 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific wording or were otherwise breached. The Parties accordingly agree that, in the event of any breach or threatened breach by Seller or Guarantor (in the case of Purchaser) or Purchaser or Purchaser Guarantor (in the case of Seller) of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any of the other Party: such other Party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach.

9.4 Entire Agreement; Severability. This Agreement, together with the Disclosure Schedules, Related Agreements, all Exhibits and Schedules hereto and thereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final determination of a court of competent jurisdiction, to the extent in accordance with the terms of this Agreement, declares that any term or provision hereof is invalid or unenforceable, the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

9.5 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by email (receipt requested), courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Seller or Guarantor, to:

VBI Vaccines Inc.

160 Second Street, floor 3,

Cambridge, MA 02142

Attention: Nell Beattie

Email: [**]

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with required copies to:

Pearl Cohen Zedek Latzer Baratz

121 Menachem Begin Rd, 53rd floor

Tel-Aviv 6701203, Israel

Attention: Yael Baratz

Email: [**]

If to Purchaser or Purchaser Guarantor, to:

Brii Biosciences, Inc.
One City Center, Suite 5-110
110 Corcoran Street
Durham, NC 27701
Attention: Zhi Hong
Email: [**]

with required copies to:

IFC - Tower 2, Level 35, Unit 3510

8 Century Avenue

Pudong New Area

Shanghai, China 200120

Attention: Yiming Liu
Email: [**]

Cooley LLP
10265 Science Center Drive
San Diego, CA 92121
Attention: Rama Padmanabhan
Email: [**]

Meitar Law Offices

Abba Hillel Silver Road

Ramat Gan 5250608 Israel

Attention: David S. Glatt

Email: [**]

9.6 No Assignment; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of Purchaser (in the case of Seller) and Guarantor (in the case of Purchaser); provided, however, for the avoidance of doubt, each Party may, without such consent, (a) at any time, sell, assign, contribute, or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or (b) in the case of Purchaser, Seller or Guarantor assign all or any part of its rights or obligations hereunder to any Person (whether or not an Affiliate of Purchaser) in connection with a merger or consolidation of Purchaser, Seller or Guarantor (as the case may be) or the sale of all or substantially all of Purchaser’s, Seller’s or Guarantor’s (as the case may be) operations or assets. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.7 Third Person Beneficiaries. Except as provided in Section 7, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the Parties and their respective successors and permitted assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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9.8 Relationship of the Parties. Nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between Purchaser, on the one hand, and Seller, on the other hand. None of the Parties shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Purchaser (in the case of Seller) or Seller (in the case of Purchaser) or to bind Purchaser to any Contract, agreement or undertaking with any Third Party entered into, created or undertaken by Seller.

9.9 Headings; Interpretation. The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement. Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”. Unless otherwise specified, references in this Agreement to any Section shall include all subsections, and paragraphs in such Section, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are mutually exclusive. The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. Any reference in this Agreement to “dollars” or “$” shall be to U.S. dollars.

9.10 Counterparts; Signatures. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party (or Parties). This Agreement may be executed by an electronic scan delivered by electronic mail.

9.11 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred incident to its negotiation and preparation of this Agreement and the Related Agreements and to its performance and compliance with all agreements and conditions contained herein and therein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

9.12 Amendments. This Agreement may be amended only by a written instrument executed by the Parties, Purchaser Guarantor and Guarantor.

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9.13 Guarantee by Guarantor. Guarantor shall cause Seller to comply with the terms and conditions of, and perform all of its obligations under this Agreement and the Related Agreements, and hereby unconditionally and irrevocably guarantees the full and prompt performance, or discharge when due of all liabilities and obligations of Seller under this Agreement (collectively, the “Guaranteed Obligations”). All performance, and discharge of the Guaranteed Obligations by Guarantor under this Section 9.13 shall be subject to the same terms and conditions applicable to Seller under this Agreement. The obligations of Guarantor under this Section 9.13 shall be enforceable against Guarantor to the extent enforceable against Seller under this Agreement. Without derogation, Guarantor reserves the right to assert any defense that Seller may have under this Agreement. Purchaser shall not be obligated to file any claim arising out of, relating to, in connection with or based upon the Guaranteed Obligations in the event that Seller or its Affiliates becomes subject to an Insolvency Event, and Seller irrevocably waives the requirement for Purchaser to file any such claim in such event, and the failure of Purchaser to so file shall not affect Seller’s obligations or Purchaser’s rights hereunder. The guarantee of Guarantor of the Guaranteed Obligations is an absolute, irrevocable, primary, continuing, unconditional and unlimited guarantee of the due and punctual payment and performance in full of the Guaranteed Obligations, not merely a guaranty of collection, and a separate action or actions may be brought and prosecuted against Guarantor to enforce the guarantee of Guarantor pursuant to this Section 9.13, irrespective of whether any action is brought against Seller or Guarantor, or whether Seller or Guarantor is joined in any such action or actions.

9.14 Guarantee by Purchaser Guarantor. Purchaser Guarantor shall cause Purchaser to comply with the terms and conditions of, and perform all of its obligations under this Agreement and the Related Agreement, and hereby unconditionally and irrevocably guarantees the full and prompt performance, or discharge when due of all liabilities and obligations of Purchaser under this Agreement (collectively, the “Purchaser Guaranteed Obligations”). All performance, and discharge of the Purchaser Guaranteed Obligations by Purchaser Guarantor under this Section 9.14 shall be subject to the same terms and conditions applicable to Purchaser under this Agreement. The obligations of Purchaser Guarantor under this Section 9.14 shall be enforceable against Purchaser Guarantor to the extent enforceable against Guarantor under this Agreement. Without derogation, Purchaser Guarantor reserves the right to assert any defense that Purchaser may have under this Agreement. The guarantee of Purchaser Guarantor of the Purchaser Guaranteed Obligations is an absolute, irrevocable, primary, continuing, unconditional and unlimited guarantee of the due and punctual payment and performance in full of the Purchaser Guaranteed Obligations, not merely a guaranty of collection, and a separate action or actions may be brought and prosecuted against Purchaser Guarantor to enforce the guarantee of Purchaser Guarantor pursuant to this Section 9.14, irrespective of whether any action is brought against Purchaser, or whether Purchaser is joined in any such action or actions.

[Signature Page to Follow]

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Cooley Draft of [_] June 2022

In Witness Whereof, the Parties, Purchaser Guarantor and Guarantor intending legally to be bound, have caused this Asset Purchase Agreement to be duly executed and delivered as of the Agreement Date.

SciVac Ltd.

By:	/s/ J.R. Baxter

Print Name:	J.R. Baxter

Title:	CEO

In Witness Whereof, the Parties, Purchaser Guarantor and Guarantor intending legally to be bound, have caused this Asset Purchase Agreement to be duly executed and delivered as of the Agreement Date.

VBI Vaccines Inc. Read and Agreed as Purchaser Guarantor

By:	/s/ J.R. Baxter

Print Name:	J.R. Baxter

Title:	CEO

In Witness Whereof, the Parties, Purchaser Guarantor and Guarantor intending legally to be bound, have caused this Asset Purchase Agreement to be duly executed and delivered as of the Agreement Date.

Brii Biosciences Inc. on behalf of Purchaser and read and agreed as Purchaser Guarantor

By:	/s/ Zhi Hong

Print Name:	Zhi Hong

Title:	Chief Executive Officer